UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.          )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐   Preliminary Proxy Statement

☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒   Definitive Proxy Statement

☐   Definitive Additional Materials

☐   Soliciting Material Pursuant to §240.14a-12

Obagi Medical Products, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

            (1)  Title of each class of securities to which transaction applies:

            (2)  Aggregate number of securities to which transaction applies:

            (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            (4)  Proposed maximum aggregate value of transaction:

            (5)  Total fee paid:

☐    Fee paid previously with preliminary materials.

☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            (1)  Amount Previously Paid:

            (2)  Form, Schedule or Registration Statement No.:

            (3)  Filing Party:

    (4)  Date Filed:

Dear Fellow Stockholder:

    You are cordially invited to attend our 2010 Annual Meeting of Stockholders, to be held at our corporate offices located at 3760 Kilroy Airport Way, Suite 620, Long Beach, California 90806, on Tuesday, June 8, 2010 at 10:00 a.m. local time. We hope you will be present to hear management’s report to stockholders.

    The attached Notice of Meeting and Proxy Statement describe the matters to be acted upon at the Annual Meeting.  If you plan to attend the Annual Meeting in person, please mark the designated box on the proxy card.  Alternatively, if you utilize the Internet voting system, please indicate your plans to attend the Annual Meeting when prompted to do so by the system. If you are a stockholder of record, you should bring the bottom half of the enclosed proxy card as your admission card and present the card upon entering the Annual Meeting.  If you are planning to attend the Annual Meeting and your shares are held in “street name” (by a broker, bank or other nominee, for example), you should ask the record owner (your broker, bank or other nominee) for a legal proxy or bring your most recent account statement to the Annual Meeting so that we can verify your ownership of our stock. Please note, however, that if your shares are held in street name and you do not bring a legal proxy from the record owner, you will be able to attend the Annual Meeting, but you will not be able to vote at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting personally, and regardless of the number of shares of Obagi stock you own, it is important that your shares be represented at the Annual Meeting.  Accordingly, we urge you to complete the enclosed proxy card promptly and return it in the postage-prepaid envelope provided, or to promptly use the Internet voting system.  If your shares are held in street name, you will receive a voting instruction form in lieu of a proxy card and may also be eligible to vote electronically. Timely voting by any of these methods will ensure your representation at the Annual Meeting. You may later change your vote if you so desire as set forth in the attached Proxy Statement.

Steven R. Carlson,
Chief Executive Officer

 OBAGI MEDICAL PRODUCTS, INC.
3760 Kilroy Airport Way, Suite 500
Long Beach, California 90806

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 8, 2010

TO OUR STOCKHOLDERS:

    The 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Obagi Medical Products, Inc. (“Obagi,” “we,” “our” or “us”) will be held on Tuesday, June 8, 2010 at 10:00 a.m. local time at our corporate offices located at 3760 Kilroy Airport Way, Suite 620, Long Beach, California 90806 for the following purposes, as more fully described in the accompanying Proxy Statement:

1.
To elect seven directors to hold office until the 2011 Annual Meeting of Stockholders and/or until their successors are duly elected and qualified. The nominees for election to our board of directors are: Steven R. Carlson, Albert J. Fitzgibbons III, Ronald P. Badie, John A. Bartholdson, John H. Duerden, Edward A. Grant and Albert F. Hummel;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010;

3.
To approve an amendment to our 2005 Stock Incentive Plan, as previously amended, that would: (i) eliminate the automatic share increase provision of the plan; (ii) provide that the authorized share reserve will be reduced by one (1) share of our common stock for every one (1) share subject to an option or stock appreciation right granted under the plan and one and one-half (1.5) shares of our common stock for every one (1) share subject to an award other than an option or stock appreciation right; (iii) extend our ability to grant certain performance-based awards under the plan; and (iv) effect various technical revisions to the plan; and

4.	To transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.

    All stockholders of record at the close of business on April 20, 2010 will be entitled to notice of and to vote at the Annual Meeting and any continuation, adjournment or postponement thereof.

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON.  Whether or not you plan to attend, it is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning the enclosed proxy card or by submitting your proxy electronically over the Internet by visiting the website address shown on your proxy card. If your shares are held in “street name,” that is, your shares are held in the name of a brokerage firm, bank or other institution, in lieu of a proxy card you should receive a voting instruction form from that institution by mail, and you may also be eligible to vote your shares electronically. Should you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please sign, date and return each proxy card or voting instruction form to ensure that all of your shares are voted. Your proxy may be revoked at any time prior to the Annual Meeting. If you are a stockholder of record and attend the Annual Meeting and vote by ballot, any completed proxy card that you previously submitted will be revoked automatically and only your vote at the Annual Meeting will be counted. However, if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a legal proxy issued in your name from the record holder (your broker, bank or other nominee). For more information regarding voting in person at the Annual Meeting, please see “How can I vote?” on page 2 of the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS
Long Beach, California April 30, 2010	LAURA B. HUNTER Vice President, General Counsel and Secretary

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY ALSO BE ABLE TO VOTE YOUR SHARES ELECTRONICALLY OVER THE INTERNET OR BY TELEPHONE. PLEASE REVIEW THE VOTING INSTRUCTIONS INCLUDED WITH THIS MAILING FOR INFORMATION REGARDING WHETHER YOU ARE ELIGIBLE TO VOTE ELECTRONICALLY AND, IF SO, HOW TO DO SO.

OBAGI MEDICAL PRODUCTS, INC.
PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
JUNE 8, 2010
______________________

_____________________
*	These items are not considered proxy solicitation materials and are not deemed filed with the Securities and Exchange Commission (“SEC”).

†
Appendix A has been filed with the SEC but is not printed as part of the proxy solicitation materials. Any stockholder who wishes to obtain a copy of Appendix A may do so free of charge from the SEC’S website at www.sec.gov or by writing to Obagi Medical Products, Inc., 3760 Kilroy Airport Way, Suite 500, Long Beach, CA 90806, Attention: Secretary.

OBAGI MEDICAL PRODUCTS, INC.
3760 Kilroy Airport Way, Suite 500
Long Beach, California 90806
______________________

PROXY STATEMENT
FOR THE
2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 8, 2010
______________________

    The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Obagi Medical Products, Inc. (“Obagi,” “we,” “our” or “us”) for use at the 2010 Annual Meeting of Stockholders, to be held at our corporate offices located at 3760 Kilroy Airport Way, Suite 620, Long Beach, California 90806 on Tuesday, June 8, 2010 at 10:00 a.m., local time, and at any continuation, adjournment or postponement thereof (the “Annual Meeting”).  Directions to attend the Annual Meeting can be found on our website, www.obagi.com.1 This Proxy Statement, the enclosed form of proxy card and our 2009 Annual Report to Stockholders are being mailed to our stockholders on or about May 4, 2010.

    Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 8, 2010:

    Our Proxy Statement and our 2009 Annual Report to Stockholders are available at www.obagi.com/proxy.  The following documents are available for viewing, printing and downloading at this website address: the Notice of the Annual Meeting, this Proxy Statement and our 2009 Annual Report to Stockholders. You are encouraged to access and review all of the important information contained in these materials before voting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

    At this year’s Annual Meeting, stockholders will be asked to elect seven directors, ratify the appointment of Pricewaterhouse- Coopers LLP to serve as our independent registered public accounting firm for the year ending December 31, 2010, approve an amendment to our 2005 Stock Incentive Plan, and transact any other business that may properly come before the meeting. The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the preceding notice and are described in more detail in this Proxy Statement.

Who is entitled to vote?

    To be able to vote, you must have been a holder of record of Obagi common stock on April 20, 2010, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 21,952,024 shares of our common stock (exclusive of 811,031 shares of common stock held in treasury) outstanding. The shares of common stock held in treasury will not be voted at the Annual Meeting. There were approximately 26 stockholders of record and 2,061 beneficial holders of our common stock as of the record date.

How many votes do I have?

    Each share of our common stock that you owned on the record date entitles you to one vote on each matter.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

    If your shares are registered directly in your own name (and not through a bank or brokerage firm) through our transfer agent, American Stock Transfer & Trust Company, you are considered a stockholder of record, or “record holder,” of those shares. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar institution, then you are the beneficial owner of shares held in “street name.” The institution holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that institution on how to vote the shares held in your account. Most stockholders hold their shares in street name.

  1 References to our website in this Proxy Statement are not intended to function as hyperlinks and the information contained on our website is not intended to be incorporated into this Proxy Statement.

How can I vote?

    If you are a record holder, you may vote in one of three ways:

•
You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world by visiting the website indicated on the enclosed proxy card, which is available 24 hours a day;

•	You may vote by mail. To vote by mail, simply mark the enclosed proxy card, date and sign it and return it in the postage-paid envelope provided; or

•	You may vote in person. To vote in person, you must attend the Annual Meeting and follow the procedures for voting announced at the Annual Meeting.

    If your shares are held in street name, in lieu of a proxy card you should receive a voting instruction form in the mail from the bank, brokerage firm or other institution holding your account. The voting instruction form should indicate whether the institution has a process for beneficial holders to vote over the Internet. A large number of banks and brokerage firms participate in the Broadridge Investor Communication Solutions online program, which provides eligible stockholders the opportunity to vote over the Internet or by telephone.  If your voting instruction form does not reference Internet or telephone information, please complete and return the paper voting instruction form in the self-addressed, postage-paid envelope provided. If your shares are held in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the record holder (e.g., your broker) and bring it with you to the Annual Meeting.

    Only proxy cards and voting instruction forms that have been signed, dated and timely returned or timely voted electronically will be counted in the quorum and voted. Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time, Monday, June 7, 2010.  Stockholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from Internet service providers or telephone companies.

    Even if you intend to attend the Annual Meeting in person, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.  Regardless of the method you choose, your vote is important.

What if I receive more than one proxy card or voting instruction form?

    If you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date and return each proxy card or voting instruction form to ensure that all of your shares will be voted. You may also be able to vote electronically over the Internet. Only proxy cards and voting instruction forms that have been signed, dated and timely returned or timely voted electronically will be counted in the quorum and voted.

How are proxies voted?

    All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon (e.g., “for,” “against” or “abstain”), the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

    If you are a record holder, and you sign and return a proxy card without giving specific voting instructions, or indicate when voting on the Internet that you wish to vote as recommended by the Board, then the proxy holders will vote your shares in the manner recommended by the Board. The Board recommends IN FAVOR OF: (1) the election of all of the director nominees; (2) the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010; and (3) the amendment to our 2005 Stock Incentive Plan.  In their discretion, the proxy holders named in the enclosed proxy card are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment of the Annual Meeting. Our Board does not know of any other items of business that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. In addition, no stockholder proposal or nomination was received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

     If you hold your shares in street name and do not provide the institution that holds your shares with specific voting instructions, under the New York Stock Exchange (“NYSE”) rules, the institution that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. (Although Obagi is listed on the Nasdaq Global Market (“Nasdaq”), most shares held in street name are held by brokers or institutions that are members of the NYSE and are therefore subject to its rules). If the institution that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that institution will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

    Effective January 1, 2010, the election of directors is no longer considered to be a routine matter, and your broker will not have discretion to vote “for” the election of our directors unless you specifically instruct your broker to do so by returning your signed voting instruction card. If you do not provide voting instructions to your broker, your shares will not be voted for any director nominee (Proposal 1) or on the amendment to our 2005 Stock Incentive Plan (Proposal 3), as those are considered non-routine matters.

What is the quorum requirement for the Annual Meeting?

    In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting must be present or represented by proxy at the Annual Meeting. Shares that abstain from voting on any proposal, or that are represented by broker non-votes, will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum exists. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What vote is required for each matter?

    Proposal 1—Election of Directors:  In the election of directors, you may either vote “for all,” or “withhold authority” for one or more nominees. Cumulative voting is not permitted.  Under Delaware law and our Amended and Restated Certificate of Incorporation and Bylaws, if a quorum exists at the meeting, the affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy card marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Proxy cards that do not specify a vote will count as a vote FOR such nominee’s election.  Starting this year, the election of directors is not a matter on which brokers are empowered to vote without instructions. As a result, there may be broker non-votes on Proposal 1. Abstentions and broker non-votes will not be counted in determining which nominees received the largest number of votes cast.

    Proposal 2—Ratification of Independent Registered Public Accounting Firm:  The approval of Proposal 2, ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010, requires the affirmative vote of a majority of shares present at the Annual Meeting, in person or represented by proxy, and entitled to vote on the proposal. A properly executed proxy card marked “abstain” with respect to Proposal 2 will not be voted, and will have the effect of a negative vote on Proposal 2. Proxy cards that do not specify a vote will count as a vote FOR such ratification.  The approval of Proposal 2 is a routine proposal on which a broker or other nominee is generally empowered to vote.  Accordingly, no broker non-votes are expected to exist in connection with this proposal.

    Proposal 3—Approval of Amendment to Our 2005 Stock Incentive Plan:  The approval of Proposal 3, approving an amendment to our 2005 Stock Incentive Plan, as previously amended, requires the affirmative vote of a majority of shares present at the Annual Meeting, in person or represented by proxy, and entitled to vote on the proposal. A properly executed proxy card marked “abstain” with respect to Proposal 3 will not be voted, and will have the effect of a negative vote on Proposal 3. Proxy cards that do not specify a vote will count as a vote FOR such ratification.  Since proposals concerning modifications to stock incentive plans are not matters on which brokers are empowered to vote without instructions, there may be broker non-votes on Proposal 3.

If I vote my shares electronically or by mail, can I still attend the Annual Meeting?

    Yes, if you vote your shares electronically or by mail, you can still attend the Annual Meeting. You will need proof of ownership of our common stock, as well as a form of personal photo identification, to enter the Annual Meeting.  Your proxy card will serve as proof of ownership if you hold shares directly in your name as a stockholder of record. If you plan to attend the Annual Meeting, please vote over the Internet or by using your proxy card, but keep a copy and bring it with you to the Annual Meeting.  If you hold your shares in street name and you plan to attend the Annual Meeting, you must present proof of your ownership of our common stock, such as a proxy from your broker or a brokerage or bank account statement along with personal identification, to be admitted to the Annual Meeting.

    No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

 Can I change my vote after I have voted?

    As a record holder, you have the power to revoke your proxy card vote at any time before the polls close at the Annual Meeting. A previously executed proxy card may be revoked by a record holder by:

•	Delivering a written notice of revocation to our Secretary at or before the Annual Meeting;

•	Presenting to our Secretary at or before the Annual Meeting a later dated proxy card executed by the person who executed the prior proxy card; or

•	Attending the Annual Meeting and voting in person.

    Attendance at the Annual Meeting will not, by itself, revoke a proxy card previously voted. Any written notice of revocation or delivery of a subsequent proxy card by a stockholder of record may be sent to Obagi Medical Products, Inc., 3760 Kilroy Airport Way, Suite 500, Long Beach, California 90806, Attention: Secretary, or hand delivered to our Secretary at or before the voting at the Annual Meeting.

    If you hold your shares in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. If you wish to vote in person, you must obtain a legal proxy issued to you by your broker, bank or other nominee.

Will my vote be kept confidential?

    It is our policy that all proxy cards, ballots and voting materials that identify the particular vote of a stockholder be kept confidential, except in the following circumstances:

•	To allow the independent inspector of elections appointed for the Annual Meeting to certify the results of the vote;

•	As necessary to meet applicable legal requirements, including the pursuit or defense of a judicial action;

•
Where we conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxy cards, ballots or votes, or as to the accuracy of the tabulation of such proxy cards, ballots or votes;

•	Where a stockholder expressly requests disclosure or has made a written comment on a proxy card;

•
Where contacting stockholders by us is necessary to obtain a quorum, the names of stockholders who have or have not voted (but not how they voted) may be disclosed to us by the independent inspector of election appointed for the Annual Meeting;

•	Aggregate vote totals may be disclosed to us from time to time and publicly announced at the meeting of stockholders at which they are relevant; and

•	In the event of any solicitation of proxies or written consents with respect to any of our securities by a person other than us of which solicitation we have actual notice.

Who will bear the costs of soliciting proxies?

    The total cost of this solicitation, including preparing, printing and mailing this Proxy Statement, will be borne by us. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, by facsimile or in person. We will reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them in sending proxy soliciting materials to the beneficial owners of our common stock.

How can I view a list of Obagi stockholders?

    A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at our corporate headquarters offices at 3760 Kilroy Airport Way, Suite 500, Long Beach, California 90806 for the ten days prior to the Annual Meeting, and also at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

    Our Board of Directors currently consists of seven (7) members, all of whom are elected annually to the Board.  Upon the recommendation of our Nominating Committee, our Board has nominated each of these individuals to serve as the directors until the 2011 Annual Meeting and/or until their successors are duly elected and qualified.  Each of the nominees currently serves as a director and has consented to serve for a new term.  The name and age of each member, and year in which each member commenced service on the Board, is set forth below:

Name	Age	Positions with Obagi	Director Since
Steven R. Carlson	53	Chief Executive Officer, President and Director	2006
Albert J. Fitzgibbons III	64	Chairman of the Board of Directors	2004
Ronald P. Badie	67	Director	2006
John A. Bartholdson	39	Director	2000
John H. Duerden	69	Director	2007
Edward A. Grant	60	Director	2005
Albert F. Hummel	65	Director	2005

Board Recommendation

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN NAMED DIRECTOR NOMINEES.

    Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the shares of our common stock represented by the fully executed proxy cards will be voted for such other person or persons as may be designated by our Board, unless our Board reduces the number of directors accordingly. As of the date of this Proxy Statement, our Board is not aware of any nominee who is unable or will decline to serve as a director.

Director Qualifications

    The Board of Directors seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. Although we do not have a formal policy with respect to diversity, the Nominating Committee and Board do review the qualities of the Board members as a group, including the diverse nature of the Board’s professional experiences, viewpoints, skills, expertise with respect to the various facets of our business operations, and educational backgrounds. Nominees for director were also selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time to Board duties. In addition, the Nominating Committee and Board may, from time to time, establish and consider specific skills and experiences that they believe we should seek in nominees for director in order to constitute a diverse, balanced and effective Board.

    Set forth below are descriptions of the backgrounds of each nominee and their principal occupations for at least the past five years, as well as any public-company directorships held by them during the past five years. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and skills that led the Nominating Committee and Board to determine that each nominee should serve as a director. There are no relationships among any of our directors or among any of our directors and executives, except that Albert J. Fitzgibbons III and John A. Bartholdson are both partners and directors of Stonington Partners, Inc. and Stonington Partners, Inc. II.

Nominees and Continuing Directors

    The following individuals have been nominated for election to the Board:

    Steven R. Carlson has served as our Chief Executive Officer and President since July 2005 and on our Board since May 2006. From March 2005 until July 2005, he served as our President. Prior to joining Obagi, Mr. Carlson held senior executive positions with several start-up ventures including ReVance Therapeutics (formerly Essentia Biosystems) from 2004 to 2005, and Orquest Inc. (acquired by Johnson & Johnson) from 1995 to 2003. Mr. Carlson began his career with 15 years at Allergan, Inc., where his management experience included Senior Vice President of Marketing and General Manager responsible for building the Botox Global business from 1987 to 1995. Mr. Carlson received his B.S. in biology and chemistry from the University of Minnesota.

    Mr. Carlson’s pharmaceutical management and operations experience, particularly in the area of aesthetic skin care, knowledge of all aspects of our business, experience in growing the business of mid-size and several start-up companies, and leadership and strategic direction in growing our business position him well to serve as our Chief Executive Officer and President, as well as a member of the Board.

    Albert J. Fitzgibbons III has served on our Board since September 2004 and as Chairman of our Board since August 2006. Mr. Fitzgibbons is a partner and a director of Stonington Partners, Inc., a position that he has held since 1993, and a partner and a director of Stonington Partners, Inc., II. He has also served as a director of Merrill Lynch Capital Partners, Inc. (“MLCP”), a private investment firm that is a wholly-owned subsidiary of Merrill Lynch & Co., and as a consultant to MLCP. In addition, he was a partner of MLCP and Executive Vice President of MLCP. Mr. Fitzgibbons also was a Managing Director of the investment banking division of Merrill Lynch & Co.  Over the past twenty years, Mr. Fitzgibbons has served on the boards of a number of public and privately-held companies. He is also currently a director of Merisel, Inc., a publicly traded provider of visual and brand imaging services. Mr. Fitzgibbons received his B.A. from Boston College and his M.B.A. from Columbia University.

    Mr. Fitzgibbons brings over 40 years of experience in financial transactions, operational issues and strategic business development to the Board. He also has knowledge of directorial and public company governance matters from his years of service on the boards of other public and privately-held companies.

    Ronald P. Badie has served on our Board since November 2006. Mr. Badie spent over 35 years with Deutsche Bank and its predecessor, Bankers Trust Company, retiring in 2002 as Vice Chairman of Deutsche Bank Alex Brown (now Deutsche Bank Securities), the firm's investment banking subsidiary. Deutsche Bank is an international financial services provider. Over the years, Mr. Badie held a variety of senior level positions with the firm, in both New York and Los Angeles. Mr. Badie served as a director of Integrated Electrical Services, Inc., a provider of electrical, security and communications systems, from October 2003 through May 2006 and currently serves as a director of Amphenol Corporation, Merisel, Inc., and Nautilus, Inc. Mr. Badie is also a trustee of The Endowments, an investment fund for non-profit organizations. Mr. Badie is a graduate of Bucknell University and received an M.B.A. from New York University's Stern School of Business.

    Mr. Badie’s long career in investment banking and finance, experience working in a large global organization, and strong leadership skills make him a valuable asset to the Board. Mr. Badie also brings governance experience to the Board through his service as a director of several other public and privately-held corporations.

    John A. Bartholdson has served on our Board since June 2000. He has been a partner and director of Stonington Partners, Inc. since April 2006, having previously served as a principal since August 1999 and as an associate starting in June 1997. He has also been a partner and a director of Stonington Partners, Inc. II since April 2006. From 1994 to 1995 he worked for Stonington Partners as an analyst. From 1992 to 1994, Mr. Bartholdson worked for MLCP, a private investment firm that is a wholly-owned subsidiary of Merrill Lynch & Co. Mr. Bartholdson is a director of several privately-held companies. Mr. Bartholdson received his B.A. from Duke University and his M.B.A. from the Stanford Graduate School of Business.

    Mr. Bartholdson’s demonstrated knowledge and experience with financial transactions and operational issues, as well as his hands on knowledge of the history of the company since its inception, make him a valued member of the Board. Mr. Bartholdson also offers the Board broad perspective having accumulated years of private equity experience across a wide range of industries and experience serving on the boards of several privately-held companies.

    John H. Duerden has served on our Board since December 2007. Mr. Duerden currently serves as the Chief Executive Officer of the Chrysallis Group, a consulting group targeted at the development and renewal of brands, which he founded in March 2006.  From March 2009 to February 2010, Mr. Duerden took a hiatus from the Chrysallis Group to serve as President and Chief Executive Officer, and a member of the board of directors, of

Crocs, Inc., a designer, manufacturer and retailer of footwear. Prior to Chrysallis, Mr. Duerden was a senior executive with Invensys plc., a British engineering conglomerate from August 2002 until October 2005. Mr. Duerden also served as Chairman and Chief Executive Officer of Dictaphone Corporation, a producer of sound recording devices, from June 1995 until its sale to Lernout & Hauspie in May 2000. Mr. Duerden was appointed Chief Executive Officer of Lernout & Hauspie in August 2000 and served briefly as Chief Executive Officer until January 2001, and supervised its filing for protection under Chapter 11 in December of 2000. From February 1990 through April 1995, Mr. Duerden served as President and Chief Operating Officer of Reebok International, a producer of athletic footwear, apparel, and accessories. Between October 1988 and February 1990, Mr. Duerden was Managing Director of Reebok's International Division. Mr. Duerden also served as non executive director on the board of directors of Sunglass Hut International, a major retailer of sunglasses and watches, from 1992 until its sale in 2001, and on the board of Telewest plc, a British cable television, telephony and broadband company, from 2004 until its merger with NTL Incorporated in 2006.

    Mr. Duerden’s experience in marketing, management and operations for a variety of companies both domestic and international, as well as his knowledge of international business operations and strategies is valuable to the Board and our management team.  He also brings insights on directorial and public company governance matters, having served on the boards of several other public companies.

    Edward A. Grant has served on our Board since November 2005. He is a principal and practice director at Arthur Andersen LLP (“Andersen”). He has been a professional at Andersen for more than thirty years.   He was an audit partner with the firm for sixteen years, serving as the auditor to several public companies, including companies in the health care industry. Mr. Grant is a member of the board of directors of Merisel, Inc. and the chair of its audit committee.  Mr. Grant received his bachelor's and two master's degrees from the University of Wisconsin-Madison and became a CPA in 1976. He is a past member of the American Institute of Certified Public Accountants and the Illinois Certified Public Accountants Society and has served on several civic boards.

    Mr. Grant’s expertise in financial and accounting matters provides him with the knowledge and skills necessary to lead our Audit Committee and, given the breadth and depth of his experience, he has been designated as an Audit Committee financial expert by our Board.

    Albert F. Hummel has served on our Board since November 2005. Mr. Hummel has served as Chief Executive Officer of Pentech Pharmaceuticals Inc., a product development company, since 1998. From 1994 until 1998, Mr. Hummel was a co-founder and general partner of Affordable Residential Communities LLC. Since 1986, he has served as a director of Watson Pharmaceuticals Inc. and was its Chief Financial Officer from October 1991 until December 1994. Mr. Hummel was co-founder of Bradley Hummel Inc., a NYSE firm, and began his career at Merrill Lynch & Co. in 1970 as a member of the investment banking group.

    Mr. Hummel is a valued member of our Board due to his more than 20 years of management experience in the pharmaceutical industry and his understanding of various regulatory issues that we may confront from time to time. In addition, he provides knowledge of the capital markets, financial and accounting matters and compliance issues, having served as the chief financial officer and director of another public company.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    The Audit Committee of our Board is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by our stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since 1997.

    Although ratification by our stockholders is not a prerequisite to the Audit Committee’s ability to select PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee believes such ratification is advisable and in the best interests of our stockholders.  Accordingly, stockholders are being requested to ratify, confirm and approve the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and our internal control over financial reporting for the year ending December 31, 2010.  If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the selection of our independent registered public accounting firm will be reconsidered by the Audit Committee; provided, however, the Audit Committee may select PricewaterhouseCoopers LLP notwithstanding the failure of our stockholders to ratify its selection. If the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee will continue to conduct an ongoing review of PricewaterhouseCoopers LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace PricewaterhouseCoopers LLP at any time.

    Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so.  Such representatives are also expected to be available to respond to appropriate questions.

Board Recommendation

    OUR BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

Audit Matters

    Independent Registered Public Accounting Firm’s Fees

    The following table shows the fees paid or accrued by us for the audit and other services provided by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2008 and 2009.

	2008	2009
Audit Fees(1)	$752,538	$631,333
Tax Fees(2)	212,587	151,714
All other Fees(3)	3,900	3,000
Total	$969,025	$786,047
 _______________________
(1)  Audit fees represent fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)  For the years ended December 31, 2008 and 2009, tax fees principally included tax compliance fees of $120,968 and $79,879, respectively, and tax advice and tax planning fees of $91,619 and $71,835, respectively.

(3)  For the years ended December 31, 2008 and 2009, all other fees principally included license fees for accounting research tools.

    Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

    As part of its required duties, the Audit Committee pre-approves audit and non-audit services performed by our independent registered public accounting firm to assure that the provision of such services does not impair the firm’s independence. The Audit Committee has delegated to the chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by our independent registered public accounting firm and associated fees up to a specified amount, provided that the chair shall report any decision to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. During the years ended December 31, 2009 and 2008, all services and fees, audit and non-audit related, were approved or ratified by the Audit Committee.

PROPOSAL 3

APPROVAL OF AMENDMENT TO THE 2005 STOCK INCENTIVE PLAN

    At the Annual Meeting, stockholders will be asked to approve an amendment to our 2005 Stock Incentive Plan, as previously amended (the “2005 Plan”), to effect the following changes:

•
Elimination of Automatic Share Increase Provision.  Under the current 2005 Plan, the number of shares authorized for issuance will be cumulatively increased on January 1 of each year through 2016, by the least of: (i) 500,000 shares; (ii) 3% of our outstanding common stock as of the preceding December 31; and (iii) a number of shares determined by our Board or Compensation Committee. Under the proposed amendment, this automatic share increase provision will be eliminated.

•
Reduction in Share Reserve for Various Types of Awards.  Under the current 2005 Plan, the share reserve under the plan will be reduced by one (1) share for every share subject to an award made under the plan, including awards of stock options, stock appreciation rights, restricted stock awards, restricted stock units, stock grants and other stock-based awards. Under the proposed amendment, the 2005 Plan will have a fungible pool formula pursuant to which the authorized share reserve will be reduced by one (1) share of our common stock for every one (1) share subject to an option or stock appreciation right granted under the 2005 Plan and one and one-half (1.5) shares of our common stock for every one (1) share subject to an award other than an option or stock appreciation right.

•
Extension of Performance-Based Award Features. The 2005 Plan currently provides the plan administrator the flexibility to grant certain performance-based awards designed to satisfy the requirements for deductibility of compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). These awards are referred to as “performance-based awards” and are in addition to other awards, such as stock options or stock appreciation rights, expressly authorized under the 2005 Plan that may also qualify as performance-based compensation for purposes of Section 162(m). If stockholders approve this Proposal 3, our authority to grant performance-based awards under the plan will be extended through the first annual meeting of stockholders that occurs in 2015 (this expiration time is earlier than the general expiration date of the 2005 Plan and is required under applicable tax rules).

•	Effect Various Technical and Definitional Amendments.

    The Board adopted these amendments to the 2005 Plan in April 2010, subject to stockholder approval at the Annual Meeting.

Board Recommendation

    OUR BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE 2005 PLAN.

Description of the 2005 Plan

    The following is a summary of the principal features of the 2005 Plan, including the proposed amendments. This summary does not purport to be a complete description of all of the provisions of the 2005 Plan. It is qualified in its entirety by reference to the full text of the 2005 Plan, a copy of which has been filed with the SEC as Appendix A to this Proxy Statement and can be reviewed on the SEC’s website at www.sec.gov. Any stockholder who desires to obtain a copy of the 2005 Plan may do so by written request to the Obagi Medical Products, Inc., 3760 Kilroy Airport Way, Suite 500, Long Beach, California 90806, Attention: Secretary.

Share reserve

    From inception of the 2005 Plan through April 20, 2010, a total of 3,000,000 shares of our common stock had been reserved for issuance under the 2005 Plan, of which 1,965,729 shares were subject to outstanding options and 1,276,283 shares remained available for future award grants.

    The amendment to the 2005 Plan provides that the authorized share reserve will be reduced by one (1) share of our common stock for every one (1) share subject to an option or stock appreciation right granted under the plan and one and one-half (1.5) shares of our common stock for every one (1) share subject to an award other than an option or stock appreciation right.  However, any shares that are used by a holder as full or partial payment of the purchase price relating to an award or the satisfaction of tax obligations shall again be available for granting awards (other than incentive stock options) under the 2005 Plan. In addition, any shares covered by an award that are not purchased or are forfeited, or if an award otherwise terminates without delivery of any shares, then such unused shares shall again be available for granting awards under the 2005 Plan.  Any share that again becomes available for grant will be added back as (i) one (1) share if such share was subject to an option or stock appreciation right granted under either the 2005 Plan; and (ii) as one and one-half (1.5) shares if such share was subject to an award other than an option or stock appreciation right.

Adjustments

    The 2005 Plan provides that in the event that our company effects any dividend, stock split, recapitalization, or exchange, or any other similar corporate transaction or event affects the shares, the plan administrator shall, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2005 Plan (in such manner as it may deem equitable) proportionately adjust any or all of: (i) the number and type of shares (or other securities or other property) that thereafter may be made the subject of awards; (ii) the number and type of shares (or other securities or other property) subject to outstanding awards; and (iii) the purchase price, exercise price or repurchase price with respect to any award.

Eligibility

    Employees, officers, consultants, independent contractors and directors of our company or our parent, subsidiaries and affiliates are eligible to participate in the 2005 Plan. However, only employees of our company or its subsidiaries may be granted “incentive stock options.” As of April 20, 2010, four Named Executive Officers (as defined below), six non-employee members of the Board and 194 other employees were eligible to participate in the 2005 Plan.

Award Limitations

    No eligible participant may be granted any award or awards under the 2005 Plan representing more than 1,000,000 shares in the aggregate in any taxable year, to be adjusted in the event of a stock split or similar corporate event. Stockholder approval of this Proposal will constitute reapproval of the 1,000,000 share limit for purposes of Section 162(m) of the Code.

Administration

    The 2005 Plan is currently administered by our Compensation Committee. However, any and all functions delegated to the Compensation Committee may be exercised by our Board. In addition, our Board or our Compensation Committee may delegate to one or more authorized officers the power to approve awards under the 2005 Plan that are granted to persons who are not: (i) subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) at the time of such approval, “covered employees” under Section 162(m) of the Code; or (iii) executive officers. In addition, except to the extent prohibited by applicable law, our Board or Compensation Committee may delegate to one or more individuals the day-to-day administration of the 2005 Plan and any of the functions assigned to it under the 2005 Plan. Such delegation may be revoked at any time. The Compensation Committee determines, among other things, which eligible persons are to receive options and awards, the time or times when those options and awards are to be granted, the number of shares to be covered by each option and award, the exercise or vesting schedule for each option or award, and the other terms and conditions of each option and award, consistent with the provisions of the 2005 Plan and the terms of the written agreement with the recipient.

Types of Awards

    Options.    Options granted under the 2005 Plan may be either “incentive stock options” or “nonqualified stock options.” The exercise price per share for all options may not be less than 100% of the fair market value per share of our common stock on the grant date. However, the exercise price per share may not be less than 110% of the fair market value of our common stock on the grant date for any individual who, at the time of grant, owns stock representing more than 10% of the total combined voting power of all classes of our stock. Our Compensation Committee determines when options vest and become exercisable and in its discretion may accelerate the vesting or exercisability of any outstanding option. Options expire within a period of not more than ten years from the grant date, except that incentive stock options granted to an employee, who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of our stock, expire within a period of not more than five years from the grant date. The exercise price for an option generally may be paid by cash, shares of our common stock, other securities, other awards granted under the 2005 Plan or other property or method permitted by our Compensation Committee or applicable laws. Generally, options granted under the 2005 Plan may be transferred only by will or by the laws of descent and distribution or to a designated beneficiary upon death, although the Compensation Committee may authorize transferability of awards under certain circumstances. Although the Compensation Committee may establish any vesting schedule it determines appropriate for the awards (including granting fully vested awards), typically our awards vest over three years.

    Stock appreciation rights.    Stock appreciation rights may be granted under the 2005 Plan and confer on the holder upon exercise the right to receive, as determined by the Compensation Committee, cash or a number of shares of common stock equal to the excess of the fair market value of one share of our common stock on the date of exercise over the grant price of the stock appreciation right as determined by the Compensation Committee, which grant price will not be less than 100% of the fair market value of the shares on the date of grant of the stock appreciation right. Stock appreciation rights expire within a period of not more than ten years from the grant.

    Restricted stock and restricted stock units.    The Compensation Committee has the power to grant restricted stock and restricted stock units to eligible participants, subject to restrictions that lapse in installments or as the committee deems appropriate. Shares of common stock that are subject to restrictions will be forfeited to and reacquired by us if the recipient's employment or service terminates. Although the committee may establish any vesting schedule it determines appropriate for the awards (including granting fully vested awards), typically our restricted stock awards vest over one year.

    Performance awards, dividend equivalents, other stock grants, and other stock-based awards.    The Compensation Committee also has the power to grant cash or stock performance awards based on the achievement of specified performance criteria during the applicable period established by the committee; dividend equivalents under which the participant is entitled to receive payments equal to the amount of cash dividends paid by us to holders of shares with respect to a number of shares determined by the committee; other stock grants; and other stock-based awards.

    Cash awards.   The Compensation Committee is also authorized to grant cash awards based upon achievement levels measured against certain performance criteria. The agreement for the cash award may contain provisions regarding the target and maximum amount payable to the participant as a cash award, performance conditions, the timing of any payment earned, restrictions on the alienation or transfer of the cash award prior to actual payment, forfeiture provisions and other terms and conditions determined from time to time by our Compensation Committee. The maximum amount payable as a cash award under the 2005 Plan for any fiscal year to any individual participant that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed $1.0 million.

Qualifying Performance Criteria

    Awards under the 2005 Plan that are intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall include specific performance goals based upon any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either our company as a whole or to a business unit, affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the committee in the award: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average stockholders' equity; (vii) total stockholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) contract awards or backlog; (xix) overhead or other expense reduction; (xx) growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation (including individual performance objectives that relate to achievement of our company’s or any business unit’s strategic plan); (xxiii) improvement in workforce diversity; and (xxiv) any other similar criteria. The committee may appropriately adjust any evaluation of performance under a qualifying performance criteria to exclude any of the following events that occurs during a performance period: (A) asset write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; and (E) any gains or losses classified as extraordinary or as discontinued operations in our financial statements.  If stockholders approve this Proposal 3, our authority to grant performance-based awards under the plan will be extended through the first annual meeting of stockholders that occurs in 2015 (this expiration time is earlier than the general expiration date of the 2005 Plan and is required under applicable tax rules).

Deferral of Awards

    The Compensation Committee may permit participants to defer receipt of award benefits under certain circumstances.

Change in control

    The 2005 Plan provides that in the event of: (i) an acquisition of 35% or more of the then outstanding shares of our capital stock or the combined voting power of our then outstanding voting securities; (ii) under certain circumstances a change of at least a majority of our Board members; (iii) a reorganization, merger, consolidation, liquidation or dissolution of our company or the sale of all or substantially all of our assets; or (iv) the first purchase under any tender offer or exchange offer of 50% or more of the then outstanding shares of our capital stock, other than an offer by us or any of our affiliates, our Board or Compensation Committee may, in its discretion, provide for the assumption or substitution of, or adjustment to, each outstanding award, accelerate the vesting of options and terminate any restrictions on stock awards or cash awards or provide for termination of awards on terms our Board or Compensation Committee determines appropriate, including providing for the cancellation of awards for a cash payment to the participant. The committee may provide for vesting acceleration under such circumstances, including upon a change of control, in its sole discretion. Subject to individually negotiated agreements, generally, an award granted under the 2005 Plan will provide that if the award will terminate as a result of the transaction because our successor does not agree to assume or substitute another award therefor, then the award holder will be entitled to accelerated vesting equal to one additional year's vesting.

Repricing Prohibited without Stockholder Approval

    We may not, without the prior approval of our stockholders, reprice any options or stock appreciation rights by: (i) reducing the exercise or grant price of any outstanding option or stock appreciation right; or (ii) canceling any outstanding option or stock appreciation right and regranting to the holder thereof a new option or stock appreciation right with a lower exercise or grant price, except in connection with certain changes to our capital structure.

Amendment, termination and term

    The Board may amend or discontinue the 2005 Plan at any time. However, no amendment may be made without the approval of the stockholders to the extent stockholder approval is required to comply with applicable laws or Nasdaq or other applicable stock exchange listing requirements. In addition, no amendment will be made without stockholder approval that would increase the maximum number of shares reserved for issuance, reprice options or change the class of persons eligible to receive awards under the 2005 Plan. The committee may amend awards granted under the 2005 Plan. However, no amendment may adversely affect a holder's rights with respect to an outstanding award unless the recipient consents to the amendment. The 2005 Plan will terminate on November 28, 2016, unless earlier terminated by the Board. However, unless otherwise expressly provided in the 2005 Plan or applicable award agreement, any specific award granted may extend beyond such date, and the authority of the committee provided for in the 2005 Plan with respect to the 2005 Plan and any awards, and the authority of the Board to amend the 2005 Plan, may extend beyond the termination of the 2005 Plan.

Federal Income Tax Consequences

    The following is a brief summary of the U.S. federal income tax consequences applicable to awards granted under the 2005 Plan based on the federal income tax laws in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters relevant to a particular participant based on his or her specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Code Section 409A), or other tax laws other than federal income tax law. Because individual circumstances may vary, we advise all participants to consult their own tax advisor concerning the tax implications of awards granted under the 2005 Plan.

    Incentive Stock Options.  The acquisition of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except, possibly, for purposes of the alternative minimum tax. The gain or loss recognized by the participant on a later sale or other disposition of such shares will either be long-term capital gain or loss or ordinary income, depending upon whether the participant holds the shares for the legally-required period (two years from the date of grant and one year from the date of exercise). If the shares are not held for the legally-required period, the participant will recognize ordinary income equal to the lesser of: (i) the difference between the fair market value of the shares on the date of exercise and the exercise price; or (ii) the difference between the sales price and the exercise price.

    Nonstatutory Stock Options and Stock Appreciation Rights. A recipient of a stock option or stock appreciation right will not have taxable income upon the grant of the stock option or stock appreciation right. For nonstatutory stock options and stock appreciation rights, the participant will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the shares on the date of exercise and the exercise price, regardless of when the shares are sold. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

    Restricted Stock/Stock Awards. For awards of stock grants, the participant will not have taxable income upon the receipt of the award (unless the participant elects to be taxed at the time the stock is granted rather than when it becomes vested). The stock grants will generally be subject to tax upon vesting as ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares, if any.

    Restricted Stock Units. A participant is not deemed to receive any taxable income at the time an award of restricted stock units is granted. When vested restricted stock units (and dividend equivalents, if any) are settled and distributed, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of shares received less the amount paid for such restricted stock units, if any.

    If the participant is an employee or former employee, the amount a participant recognizes as ordinary income in connection with any award is subject to withholding taxes (not applicable to incentive stock options) and we are allowed a tax deduction equal to the amount of ordinary income recognized by the participant. In addition, Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to our Chief Executive Officer and to certain other executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1.0 million. However, we can preserve the deductibility of certain compensation in excess of $1.0 million if such compensation qualifies as “performance-based compensation” by complying with certain conditions imposed by Section 162(m) and related rules, and if the material terms of such compensation are disclosed to and approved by our stockholders. If stockholder approval of this Proposal is obtained, our authority to grant performance-based awards under the 2005 Plan that are designed to satisfy the requirements for deductibility of compensation under Section 162(m) will be extended through the first annual meeting of stockholders that occurs in 2015.

Specific Benefits

    We have not approved any awards that are conditioned on stockholder approval of this proposal. We cannot currently determine the exact benefits or number of shares subject to awards that may be granted in the future to executive officers and employees (including employee directors) under the 2005 Plan.

    As of April 20, 2010, the closing price of our common stock on Nasdaq was $13.45.

Equity Awards Since January 1, 2009

    The following table sets forth, as to our Chief Executive Officer, our Chief Financial Officer and our two other most highly compensated executive officers (referred to in this Proxy Statement as our “Named Executive Officers”), and the other individuals and groups indicated the: (i) number of shares of our common stock subject to option grants made under the 2005 Plan from January 1, 2009 through April 20, 2010, together with the weighted average exercise price payable per share for such option grants; and (ii) number of shares of our common stock subject to restricted stock awards granted under the 2005 Plan from January 1, 2009 through April 20, 2010.

Equity Award Transactions

	Number of Shares Underlying	Weighted Average Exercise Price	Number of Shares Underlying Restricted
Name and Position	Options Granted	Per Share	Stock Awards

Named Executive Officers
Steven R. Carlson	50,000(1)	$5.86	—
Chief Executive Officer and President
Preston S. Romm	50,000(1)	$5.86	—
Chief Financial Officer and Executive Vice President, Finance,	50,000(2)	$11.49
Operations and Administration
David S. Goldstein	50,000(1)	$5.86	—
Executive Vice President, Global Sales and Field Marketing	50,000(2)	$11.49
Laura B. Hunter	15,000(1)	$5.86	—
Vice President, General Counsel and Secretary	25,000(2)	$11.49
Non-Employee Directors
Albert J. Fitzgibbons III	—	—	4,055(3)
Ronald P. Badie	—	—	4,055(3)
John A. Bartholdson	—	—	4,055(3)
John H. Duerden	—	—	4,055(3)
Edward A. Grant	—	—	4,055(3)
Albert F. Hummel	—	—	4,055(3)
All current executive officers as a group (4 persons)	290,000	$8.29	—
All current non-employee directors as a group (6 persons)	—	—	24,330
All employees, including current officers who are not executive officers, as a group	336,200	$8.18	—

 _______________________
(1)  Such options were granted on March 3, 2009 and will vest in three equal annual installments on March 3, 2010, 2011 and 2012.  Additional information regarding features applicable to all equity awards granted to Named Executive Officers is included in this Proxy Statement under the heading “Executive Compensation and Other Information— Employment Agreements and Potential Payments Upon Termination or Change of Control.”

(2)  Such options were granted on March 8, 2010 and will vest in three equal annual installments on March 8, 2011, 2012 and 2013. Additional information regarding features applicable to all equity awards granted to Named Executive Officers is included in this Proxy Statement under the heading “Executive Compensation and Other Information— Employment Agreements and Potential Payments Upon Termination or Change of Control.”

(3)  Such shares of restricted stock will vest in full on June 11, 2010.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Independence

    Various rules and regulations require that a majority of our directors meet the criteria for independence set forth under applicable securities laws, including the Exchange Act, applicable rules and regulations of the SEC and applicable rules and regulations of Nasdaq. Our Board has reviewed the relationships between us and each Board member (and each such director’s immediate family members).  Based on its review, our Board has affirmatively determined that none of our non-employee directors, Messrs. Fitzgibbons, Badie, Bartholdson, Duerden, Grant and Hummel, had any relationship with us other than as a director and each was “independent” within the foregoing independence standards as of December 31, 2009 and the date of this Proxy Statement.

    Under applicable SEC and Nasdaq rules, the existence of certain “related party” transactions above certain thresholds between a director and the company are required to be disclosed and preclude a finding by the Board that the director is independent. In addition to transactions required to be disclosed under SEC rules, the Board is required to consider whether there are other transactions, arrangements or relationships, even if not specifically disclosable under the SEC rules, that might impact a director’s ability to exercise independent judgment on behalf of the company. Our Board has determined that, as of the date of this Proxy Statement, there were no such transactions, arrangements or relationships with respect to any of its directors.

    Our Board has also determined that each member of the Audit Committee, the Nominating Committee and the Compensation Committee, respectively, is “independent” under the applicable listing standards of Nasdaq and, with respect to members of the Audit Committee, the Audit Committee requirements of the SEC.  None of the members of these committees is an officer, employee or former employee of ours or any of our subsidiaries.

Board Meetings

    Our business and affairs are managed under the direction of our Board.  Our Board met 15 times during 2009 and action was taken via unanimous written consent three times. During 2009, each member of the Board attended 75% or more of the total number of meetings held.  Directors are also kept informed of our business through personal meetings and other communications, including regular telephone contact by management with the Chairmen of our Board and committees and others regarding matters of interest and concern to us and our stockholders.

    Last year, our Chairman of the Board attended our 2009 annual meeting of stockholders.  Although we have no formal policy, we encourage all directors to attend our annual stockholder meetings.

Board Committees

    Our Board has standing Audit, Compensation and Nominating Committees. Our Board has reviewed, assessed the adequacy of, and approved a formal written charter for each of these committees, each of which is available on the Corporate Governance section of our website at www.obagi.com. Our stockholders may also request a copy of any of the charters of these committees by writing to Obagi Medical Products, Inc., 3760 Kilroy Airport Way, Suite 500, Long Beach, California 90806, Attention: Secretary. The current chairs and members of the committees are identified in the following table:

Committee Composition & Leadership

Chairperson	Member	Financial Expert

Audit Committee	Compensation Committee	Nominating Committee
Outside Directors
Ronald P. Badie
John A. Bartholdson
John H. Duerden
Albert J. Fitzgibbons III
Edward A. Grant
Albert F. Hummel

    The committees of the Board will be reconstituted following the Annual Meeting, and the composition and/or chairs of one or more committees may change at that time. In addition, from time to time our Board may form special committees to advise the Board regarding specific events or transactions.

    Audit Committee. The Audit Committee currently consists of Messrs. Grant (Chairman), Badie, Bartholdson and Hummel. Our Board has determined that Messrs. Grant, Badie, Bartholdson and Hummel are independent directors and meet the eligibility standards for Audit Committee service under the Nasdaq rules. The Board has determined that Mr. Grant qualifies as an “audit committee financial expert” as defined by the rules of the SEC.  The Audit Committee met 11 times during 2009 and each member of the Audit Committee attended at least 75% of the total meetings held.

    Pursuant to the charter for the Audit Committee, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the company and audits of our financial statements. Our management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee, among other things:

•	Appoints and approves the compensation of the independent registered public accounting firm to serve as our auditor;

•	Oversees the work of the independent auditor, including the annual audit;

•	Evaluates the performance of the independent auditor, and if so determined by the Audit Committee, replaces the independent auditor;

•
Ensures the receipt of, and evaluates, written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence;

•
Discusses with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (American Institute of Certified Public Accountants (“AICPA”), Professional Standards, Vol. 1 AU section 380)  as adopted by the PCAOB in Rule 3200T;

•
Meets, reviews and discusses with management and the auditor separately and together regarding the scope of the audit, significant accounting issues encountered and the adequacy of internal control over financial reporting;

•	Reviews and discusses with management and the auditor the auditor’s report on internal control over financial reporting and any management letters received by us;

•	Meets quarterly and annually with management and the auditor to review our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•	Assists the Board in its oversight of enterprise-wide risk management and reviews the scope and results of all internal audits; and

•	Reviews and assesses the charter at least annually, provides minutes of committee meetings and prepares the report to be included in the proxy statement each year.

    The report of the Audit Committee is on page 42 of this Proxy Statement.

    Compensation Committee. The Compensation Committee currently consists of Messrs. Badie (Chairman), Fitzgibbons, Grant and Hummel. The Board has determined that Messrs. Badie, Fitzgibbons, Grant and Hummel are independent under the Nasdaq rules.  The Compensation Committee met eight times during 2009 and each member of the Compensation Committee attended at least 75% of the total meetings held.   The Compensation Committee:

•	Has exclusive authority to determine the amount and form of compensation paid to our Chief Executive Officer and reviews, at least annually, our Chief Executive Officer’s performance;

•	Oversees our overall compensation structure, policies and practices, and assesses whether our compensation structure and plans establish appropriate incentives for management and employees;

•	Administers our incentive-compensation and equity-based compensation plans;

•	Reviews and approves corporate goals and objectives relevant to the compensation of other executives, officers, employees, consultants and advisors; and

•
Reviews and assesses the charter periodically, prepares minutes of committee meetings and prepares the report to be included in the proxy statement on executive compensation and our compensation discussion and analysis each year.

    The Compensation Committee may delegate its authority to set the compensation of non-officer employees and consultants to management and other appropriate supervisory personnel. The Chief Executive Officer makes recommendations to the Compensation Committee regarding appropriate goals and objectives relevant to the compensation and performance of the other members of executive management, and the Compensation Committee reviews, evaluates and approves the amount and form of compensation paid to such executives each year.

    The Compensation Committee has the authority to select and engage, at our expense, such outside consultants, legal counsel and other advisors as it determines necessary and advisable to assist it in the performance of its functions, including the sole authority to retain and terminate any compensation consultant and to approve the consultant’s fees and other retention terms. In 2009, the Compensation Committee retained Buck Consultants, to provide executive compensation consulting services, and when the principal consultant from Buck Consultants joined another consulting firm, the Compensation Committee then engaged that firm, the HayGroup, which acts as our current compensation consultant.  The HayGroup did not provide any additional services to us during 2009. To date, the Compensation Committee has not retained any other outside consultants, but has from time to time retained outside legal counsel.

    For further discussion regarding the Compensation Committee’s role in compensation of our executives, see “Compensation Discussion and Analysis” below.  The report of the Compensation Committee is on page 35 of this Proxy Statement.

    Nominating Committee. The Nominating Committee currently consists of Messrs. Hummel (Chairman), Badie, Duerden and Fitzgibbons. Messrs. Hummel, Badie, Duerden and Fitzgibbons are independent directors under the Nasdaq rules.  The Nominating Committee met two times in 2009 and all of the members of the committee attended those meetings. The Nominating Committee, among other things:

•	Selects and evaluates individuals for appointment to the Board, including assessing the particular experience, qualifications, attributes and skills possessed by each such individual;

•	Identifies, evaluates and recommends directors for appointment to its committees;

•	Prepares and recommends corporate governance guidelines for approval by our Board;

•	Prepares and recommends, and from time to time assesses, our Code of Business Conduct and Ethics;

•	Reviews the committee’s charter at least annually;

•	Provides recommendations to our Board on matters regarding management succession; and

•	Conducts an annual review and evaluation of the performance of the Board.

Director Nominations

    Criteria for Board Membership.  In selecting candidates for appointment or re-election to the Board, the Nominating Committee considers the appropriate balance of experience, skills and characteristics required of our Board, and seeks to ensure that at least a majority of the directors will be independent under the Nasdaq rules, and that members of our Audit Committee meet the financial literacy and sophistication requirements under the Nasdaq rules and at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC. Although we do not have a formal policy with respect to diversity, the Nominating Committee does review the qualities of the Board members as a group, including the diverse natuer of the Board’s professional experiences, viewpoints, skills, expertise with respect to the various facets of our business operations, and educational backgrounds. Nominees for director were also selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time to Board duties. In addition, the Nominating Committee and Board may, from time to time, establish and consider specific skills and experiences that they believe we should seek in nominees for director in order to constitute a diverse, balanced and effective Board.

    Stockholder Nominees. The Nominating Committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Nominating Committee c/o the Secretary of Obagi and should include the following information: (i) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in a proxy statement as a nominee and to serve as a director if elected); (ii) the names and addresses of the stockholders making the nomination and the number of shares of our common stock that are owned beneficially and held of record by such stockholders; and (iii) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in the our Bylaws and under the caption, “Stockholder Proposals for 2011 Annual Meeting” on 38 of this Proxy Statement.

    Process for Identifying and Evaluating Nominees. The Nominating Committee believes that we are well-served by our current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Nominating Committee will re-nominate incumbent directors who continue to be qualified for service on our Board and are willing to continue as directors.  If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the Nominating Committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, our executives and, if the Nominating Committee deems appropriate, a third-party search firm. The Nominating Committee will evaluate each candidate’s qualifications and check relevant references. In addition, such candidates will be interviewed by at least one member of the Nominating Committee. Candidates meriting serious consideration will meet with all members of the Board. Based on this input, the Nominating Committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for the approval of the stockholders, as appropriate. To date, the Nominating Committee has not retained any outside consultants, legal counsel and other advisors.

    We have never received a proposal from a stockholder to nominate a director. Although the Nominating Committee has not adopted a formal policy with respect to stockholder nominees, the committee expects that the evaluation process for a stockholder nominee would be similar to the process outlined above.

    Board Nominees for the 2010 Annual Meeting. All of the nominees listed in this Proxy Statement are current directors standing for re-election by our stockholders.

Board Leadership Structure

    Our Board does not have a formal policy regarding whether the roles of the Chief Executive Officer and Chairman of the Board should be separate.  The Board understands that there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary over time as circumstances warrant.

    We currently have separate individuals serving as Chairman of the Board and as Chief Executive Officer. The Board believes that this leadership structure is the optimal one for us at this time, as having a separate Chairman who is not an employee of the company has enhanced the Board’s oversight of, and independence from, our management, and the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders. Further, this structure allows the Chief Executive Officer to focus more on the day-to-day operation of our company.  Due to the fact that we have chosen to separate the roles of the Chief Executive Officer and Chairman of the Board, we do not currently have a designated lead independent director.

Board Risk Oversight

    The Board plays an active role, as a whole and also at the committee level, in overseeing management of the company’s risks. A fundamental part of risk management is not only understanding the risks that we face and what measures management has implemented to mitigate those risks, but also understanding the level of risk that is appropriate for us, given our size and the nature of our business. In determining our business strategy, the Board assesses the various risks we face, including the likelihood of occurrence and the potential impact of such risks, the steps taken by management to mitigate those risks and what is an acceptable level of risk for us.

    The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. In addition, the Board has delegated to certain committees oversight responsibility for those risks that are directly related to their area of focus. More specifically, the Audit Committee focuses on financial risks, including accounting and internal control risks. The Compensation Committee is responsible for overseeing risk management relating to our executive compensation plans (the 2005 Plan, 2009 Performance Incentive Plan, 401(k) plan and Sales Compensation Plan) and arrangements, including consideration as to whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us. The Nominating Committee oversees matters relating to the composition and organization of the Board and manages risks associated with the independence of the members of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. The Board and its committees are committed to ensuring effective risk management oversight and working with management to ensure that effective risk management strategies are incorporated into our culture and day-to-day business operations.

Communications with Directors

    Any interested person, including any stockholder, who desires to contact our Chairman of the Board or any other Board member may do so by writing to Obagi Medical Products, Inc. at 3760 Kilroy Airport Way, Suite 500, Long Beach, California, 90806, Attention: Secretary.  Any communications received will be distributed by our Secretary to the Chairman of the Board or other Board member or members as deemed appropriate by our Secretary.  Complaints regarding our accounting, internal accounting controls, auditing, business conduct or ethics matters can either be reported directly to the Chairman of the Audit Committee or General Counsel by writing to Obagi Medical Products, Inc., Attention: Chairman of the Audit Committee or General Counsel, 3760 Kilroy Airport Way, Suite 500, Long Beach, California, 90806, or submitted through our confidential and anonymous electronic and phone hotline administered by a third party by visiting our website at www.obagi.com  or calling (800) 792-8089.

Code of Business Conduct and Ethics

    We have adopted a Code of Business Conduct and Ethics that applies to all of our executives and employees, including the principal executive officer, principal financial officer and controller. The Code of Business Conduct and Ethics, as applied to our principal executive officer, principal financial officer and principal accounting officer, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and is our “code of conduct” within the meaning of the listing standards of Nasdaq. A copy of our Code of Business Conduct and Ethics is available on the Investor Relations section of our website at www.obagi.com.  We intend to disclose any material changes made to the Code of Business Conduct and Ethics or any waivers granted to any of our directors and executives on that website or by the filing of a Current Report on Form 8-K within four business days of such material change or waiver.

Compensation of Non-Employee Directors

    Our Board believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key elements of director compensation are a cash retainer, committee chair fees, meeting fees and equity-based grants. It is our Board’s practice to provide a mix of cash and equity-based compensation that it believes aligns the interests of our Board and our stockholders. As an employee director, Mr. Carlson does not receive additional compensation for Board service.

    Members of the Board who are not our employees receive annual retainers of $30,000. The chair of our Audit Committee, Mr. Grant, receives an additional annual retainer of $10,000. The chair of our Nominating Committee, Mr. Hummel, and the chair of our Compensation Committee, Mr. Badie, each receives an additional annual retainer of $5,000. In addition, all members of the Board who are not our employees receive $1,500 for each Board meeting attended in person and $500 for each Board meeting attended via telephone. Each member of the committees of our Board who are not our employees receive $500 for each committee meeting attended in person and $500 for each committee meeting attended via telephone. Any new non-employee director who has not been in our prior employ will receive an initial grant of restricted stock with a fair market value of $30,000 on the date such individual joins the Board. In addition, each non-employee director receives an annual grant of restricted stock with a fair market value of $30,000.  Such shares vest on the one year anniversary of each date of grant.

    From time to time our Board may form special committees to advise the Board regarding specific events or transactions.  In such cases, the members of these committees also receive cash retainer and meeting fees for their service on such committees. During 2009, our Board formed a temporary Special Initiatives Committee, consisting of Messrs. Grant (chair), Badie and Hummel, to assist in the evaluation of various strategic transactions. The chair of this committee received a cash retainer of $30,000 and members of this committee each received a cash retainer of $20,000, as well as per meeting fees of $500 for each meeting attended in person or via telephone.

    In January 2010, the Board formed a Litigation Oversight Committee, consisting of Messrs. Fitzgibbons (chair), Badie and Grant, to assist in the oversight of our current litigation with Zein E. Obagi, M.D. and certain of his affiliates. See “Certain Relationships and Related Transactions—Litigation Involving Directors, Officers and Affiliates” for further information regarding such litigation. The chair of this committee receives a quarterly cash retainer of $6,250 and members of this committee each receive quarterly cash retainers of $5,000, as well as per meeting fees of $500 for each meeting attended in person or via telephone.

    The following table summarizes the cash compensation we paid to the members of the Board of Directors who are not our employees during the year ended December 31, 2009, as well as the aggregate grant date fair value of restricted stock awards granted to our non-employee directors in 2009. You should note that information regarding the ownership of vested stock held by our non-employee directors is set forth in the table entitled “Security Ownership of Certain Beneficial Holders and Management” on page 24 of this Proxy Statement.

Director Compensation Table

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Total
Albert J. Fitzgibbons III	$50,000	$30,007	$80,007
Ronald P. Badie	$92,750	$30,007	$122,757
John A. Bartholdson	$50,000	$30,007	$80,007
John H. Duerden	$53,500	$30,007	$83,507
Edward A. Grant	$103,000	$30,007	$133,007
Albert F. Hummel	$90,750	$30,007	$120,757
 _______________________

(1)  For purposes of determining director compensation, the term of office for directors begins in June and ends the following June, which does not coincide with our January through December fiscal year. Cash amounts included in the table above represent the portion of the annual retainers received in retainer fees, committee chair fees, and meeting fees earned with respect to service during calendar year 2009.

(2)  The dollar amounts shown for stock awards represents the grant date fair value of restricted stock granted during the year ended December 31, 2009, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For information on the assumptions used to calculate the value of the awards, please refer to Notes 2 and 11 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC on March 15, 2010.  In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)  The aggregate number of unvested shares of restricted stock held by each director as of December 31, 2009 was 4,055.  Such shares will vest in full on June 11, 2010.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Badie, Fitzgibbons, Grant and Hummel served on the Compensation Committee during the year ended December 31, 2009. None of these directors are, or has ever been, an officer or employee of Obagi or any of our subsidiaries. None of these directors had any relationship requiring disclosure by us under Item 404 of Regulation S-K—Certain Relationships and Related Transactions.   During the year ended December 31, 2009, none of our executives served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any other entity, whose executives also served on our Compensation Committee or Board.  No interlocking relationship exists, or in the past fiscal year existed, between any member of our Compensation Committee and any member of any other company's board of directors or compensation committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

    The following table sets forth information regarding ownership of our common stock as of the record date of April 20, 2010 or earlier date for information based on filings with the SEC by: (i) each person known by us to own more than 5% of the outstanding shares of common stock; (ii) each director and nominee for director; (iii) our “Named Executive Officers,” which include our Chief Executive Officer, Chief Financial Officer, and two other executive officers appearing later in this Proxy Statement; and (iv) all directors and Named Executive Officers as a group. The information in this table is based solely on statements in filings with the SEC or other reliable information.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Five percent stockholders:
Stonington Capital Appreciation 1994 Fund, L.P.(3) 600 Madison Avenue New York, NY 10022	4,722,285	21.5%
Royce & Associates, LLC(4) 745 Fifth Avenue New York, NY 10151	1,714,562	7.8%
Zein and Samar Obagi Family Trust(5) 270 N. Canon Drive Beverly Hills, CA 90210	1,638,767	7.5%
BlackRock, Inc.(6) 40 East 52nd Street New York, NY 10022	1,252,092	5.7%
Discovery Group I, LLC(7) 191 North Wacker Drive, Suite 1685 Chicago, IL 60606	1,174,588	5.4%
Named Executive Officers and Directors:
Steven R. Carlson(8)	503,375	2.2%
Preston S. Romm(9)	66,667	*
David S. Goldstein(10)	176,252	*
Laura B. Hunter (9)	18,334	*
Ronald P. Badie(11)	11,074	*
John A. Bartholdson(11)(12)	10,075	*
John H. Duerden(11)	7,548	*
Albert J. Fitzgibbons III(11)(12)	10,075	*
Edward A. Grant(11)	13,324	*
Albert F. Hummel(11)	13,324	*
All officers and directors as a group (10 persons)(12)(13)	830,048	3.7%
__________________
 *  Less than 1%.

(1)  Unless otherwise indicated, the address of each of the named individuals is c/o Obagi Medical Products, Inc., 3760 Kilroy Airport Way, Suite 500, Long Beach, California 90806.

(2)  The percentage of shares beneficially owned is based on 21,952,024 shares of common stock outstanding as of April 20, 2010. Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after April 20, 2010.  Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown.  Unless otherwise noted, none of the shares shown as beneficially owned on this table are subject to pledge.

(3)  Stonington Capital Appreciation 1994 Fund, L.P. (the “Stonington Fund”) is the record holder of 4,722,285 shares of common stock. The Stonington Fund is a Delaware limited partnership whose limited partners consist of certain institutional investors, formed to invest in corporate acquisitions organized by Stonington Partners, Inc. Stonington Partners, L.P., a Delaware limited partnership, is the general partner in the Stonington Fund with a 1% economic interest. Except for such economic interest, Stonington Partners, L.P. disclaims beneficial ownership of the shares set forth above. Stonington Partners, Inc. II is the general partner of, with a 1% interest in, Stonington Partners, L.P. Except for such economic interests, Stonington Partners, Inc. II disclaims beneficial ownership of the shares set forth above. Pursuant to a management agreement with the Stonington Fund, Stonington Partners, Inc. has full discretionary authority with respect to the investments of the Stonington Fund, including the authority to make and dispose of such investments. Furthermore, Stonington Partners, Inc. has a 1% economic interest in Stonington Partners, L.P. Stonington Partners, Inc. disclaims beneficial ownership of the shares set forth above. Messrs. Bartholdson and Fitzgibbons, together with James J. Burke, Bradley J. Hoecker and Alexis P. Michas, serve on the board of directors of Stonington Partners, Inc., which has voting and dispositive authority for the Stonington Fund. The address for each of the entities listed in this footnote, as well as Stonington management included in the table above, is c/o Stonington Partners, Inc., 600 Madison Avenue, New York, NY 10022.  Information regarding these shares is based on the Schedule 13G filed by the Stonington Fund with the SEC on February 12, 2008.

(4)  Information regarding these shares is based on the Schedule 13G/A filed by Royce & Associates, LLC with the SEC on January 26, 2010. Various accounts managed by Royce & Associates, LLC have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares deemed beneficially owned by Royce & Associates LLC, a registered investment advisor. The interest of one such account, Royce Pennsylvania Mutual Fund, an investment company managed by Royce & Associates, LLC, amounted to 1,143,524 shares of our common stock.

(5)  Dr. Zein Obagi, our former Executive Medical Director and former member of our Board, is Trustee of the Zein and Samar Obagi Family Trust.  As Trustee, Dr. Obagi holds sole voting and investment authority over these shares.

(6)  Information regarding these shares is based on the Schedule 13G filed by BlackRock, Inc. with the SEC on January 29, 2010. The securities reported herein are beneficially owned by the following subsidiaries of BlackRock, Inc., of which BlackRock, Inc. serves as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G): BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors and BlackRock Investment Management, LLC.

(7)  Information regarding these shares is based on the Schedule 13D/A jointly filed on March 30, 2010 by the Discovery Group I, LLC (“Discovery Group”), Mr. Daniel J. Donoghue, a managing member of Discovery Group and various related entities, and Mr. Michael R. Murphy, a managing member of Discovery Group and various related entities.  The securities reported herein are legally owned by two private investment partnerships over which Discovery Group exercises discretionary investment management authority (the “Partnerships”). Messrs. Donoghue and Murphy are the sole managing members of Discovery Group. As a result, Discovery Group, Daniel J. Donoghue and Michael R. Murphy may be deemed to share beneficial ownership of all of the shares of our common stock owned by the Partnerships.

(8)  Includes 790 shares of common stock purchased by Mr. Carlson's wife and 492,585 shares issuable upon exercise of outstanding options that are immediately exercisable or exercisable within 60 days of April 20, 2010.

(9)  Consists solely of shares issuable upon exercise of outstanding options that are immediately exercisable or exercisable within 60 days of April 20, 2010.

(10)  Includes 153,752 shares issuable upon exercise of outstanding options that are immediately exercisable or exercisable within 60 days of April 20, 2010.

(11) Includes 4,055 shares of restricted stock that will vest in full on June 11, 2010.

(12) Excludes shares held by the Stonington Fund of which Mr. Fitzgibbons and Mr. Bartholdson may be deemed to be beneficial owners as a result of their ownership of Stonington Partners, L.P. Mr. Fitzgibbons and Mr. Bartholdson disclaim beneficial ownership in these shares.

(13) Includes 731,338 shares issuable upon exercise of outstanding options that are immediately exercisable or exercisable within 60 days of April 20, 2010.   Also includes 24,330 shares of restricted stock that will vest in full on June 11, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under Section 16(a) of the Exchange Act and SEC rules, our directors, Named Executive Officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC.  Based solely on our review of copies of these reports that we received from such persons for their transactions in 2009 and written representations of such reporting persons, we believe that all SEC reporting requirements under Section 16(a) during the year ended December 31, 2009 were satisfied in a timely manner.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information as of December 31, 2009 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(A) Number of Shares of Common Stock to be Issued upon Exercise of Outstanding Options, Warrants and Rights		(B) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		(C) Number of Shares of Common Stock Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A)

Equity Compensation Plans Approved by Stockholders(1)	1,769,396	(2)	$10.09	(2)	1,511,783	(3)
Equity Compensation Plans Not Approved by Stockholders	—		—		—
__________________
(1)  Consists of our 2000 Stock Option/Stock Issuance Plan, as amended (the “2000 Plan”), and the 2005 Plan.

(2)  Excludes a total of 24,330 shares of unvested restricted stock that were issued to non-employee Board members in June 2009 without any cash consideration or other payment required for such shares. Such shares will vest on June 11, 2010. See “Corporate Governance and Board Matters—Compensation of Non-Employee Directors.”

(3)  In November 2005, the Board amended the 2000 Plan to discontinue further option grants under the plan. Accordingly, such number solely represents shares issuable under the 2005 Plan. Shares reserved for issuance under the 2005 Plan may be issued upon the exercise of stock options or stock appreciation rights, through direct stock issuances or pursuant to restricted stock awards or units that vest upon the attainment of prescribed performance milestones or the completion of designated service periods.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Zein E. Obagi, M.D. and Affiliated Parties

2006 Agreement

    On June 29, 2006, we entered into a five year agreement (the “2006 Agreement”) with Zein Obagi, M.D., our former executive medical director and Board member and currently one of our principal stockholders, Zein E. Obagi, M.D. Inc., Samar Obagi, the Zein and Samar Obagi Family Trust and Skin Health Properties, Inc. The 2006 Agreement provides that Dr. Obagi (and his affiliates that entered into the agreement, including Zein E. Obagi, M.D. Inc., collectively “Obagi Inc.”) and/or Skin Health Properties (an entity controlled by Dr. Obagi and his affiliates) will promote and provide services to support the marketing of our products, including the oversight of property we are leasing in Beverly Hills, California. Additionally, Dr. Obagi (and his affiliates that entered into the agreement) will be available to advise and assist us in the formulation and clinical testing of new products on a retainer basis, and he will also provide training and/or education seminars on a fee basis and participate in at least one clinical study per year. We have agreed to pay Obagi Inc. an annual retainer of $570,000 for the advising and formulating services and the marketing and support services described above, as well as for Dr. Obagi's agreement, at our request, to chair an annual symposium and up to two clinical advisory meetings per year. In addition, we paid Obagi

Inc. an annual fee of $200,000 for the first two years of the 2006 Agreement for the development of certain products. At the end of the two years, we had an option to continue marketing these products, which we did not exercise.   We will also pay Obagi Inc. royalty fees for developing other products identified in the 2006 agreement equal to 5% of our net revenues from sales of those products; to date we have not exercised the option for any such products and do not pay any royalty fees to Obagi Inc. We have agreed to pay the following additional fees and expenses for services under the 2006 Agreement:

•
$5,000 per day for each day of training and education seminars for services provided for us by Dr. Obagi on behalf of Obagi Inc. outside of Dr. Obagi's practice and $2,500 per day for each day of training and education seminars for services provided for us by Dr. Obagi on behalf of Obagi Inc. within Dr. Obagi's practice;

•	$2,500 per patient for clinical studies of our products not already covered by the agreement in which Dr. Obagi participates;

•	Reimbursement of travel expenses to and from training seminars; and

•	50% of all invoiced commercially reasonable marketing design and development (not production) expenses associated with the opening of the property in Beverly Hills, up to $100,000.

    Under the 2006 Agreement, during the year ended December 31, 2007, we paid or accrued the following payables to Obagi Inc.: (i) $570,000 in retainer fees; and (ii) $200,000 in fees for development of certain products. During the year ended December 31, 2008, we paid or accrued the following payables to Obagi Inc.: (i) $607,671 in retainer fees; and (ii) $100,002 in fees for development of certain products.  During the year ended December 31, 2009, we paid or accrued to Obagi Inc. $626,716 in retainer fees.

    We have also agreed to indemnify Dr. Obagi and his affiliates for any claims against our products, or any claims arising out of our acts or omissions or any breach of warranties given by us in the 2006 Agreement.

    Under the 2006 Agreement, we have been granted a perpetual, royalty-free, non-exclusive license to all accounts, customer lists and other customer information and data (subject to federal and state privacy laws) regarding Obagi Inc.’s customers, as well as a non-exclusive license to use and reproduce the marketing materials produced by Obagi Inc. and/or Skin Health Properties. We granted to Obagi Inc. and/or Skin Health Properties a limited, non-exclusive, irrevocable license for the use of certain of our trademarks, including the Obagi name, as well as a non-exclusive license to use and reproduce the marketing materials designated by us from time to time for the promotion and marketing services being provided under the 2006 Agreement.

    Under the 2006 Agreement, the maximum discount that we provide to independent third-party physicians in the United States will apply to all products distributed by us that are supplied by us to Obagi Inc. and/or Skin Health Properties in connection with the promotion and marketing services under the agreement, as well as those supplied to Obagi Inc. in connection with Dr. Obagi's practice within the United States.

    Unless otherwise terminated in accordance with its terms, the 2006 Agreement’s initial term is five years, ending in June 2011, and it may be renewed for additional terms upon the mutual consent of the parties upon six months’ written notice prior to the end of the initial term.

2006 Separation, release and non-compete agreement

    In connection with the 2006 Agreement with Dr. Obagi described above, we entered into a separation and release agreement (the “Separation Agreement”) with Dr. Obagi effective as of June 29, 2006. Under the Separation Agreement, Dr. Obagi agreed to voluntarily resign as an employee and director. Additionally, in connection with the Separation Agreement, we made a lump sum severance payment to Dr. Obagi in the amount of $368,057. As part of the Separation Agreement, Dr. Obagi has also agreed to certain non-competition and non-solicitation restrictions. Dr. Obagi's obligations pursuant to this Separation Agreement survive for a period of five years from the execution date of the Separation Agreement.

2006 Lease agreement and letter agreement

    In connection with the 2006 Agreement with Dr. Obagi described above, we entered into a lease agreement (“lease”) for the Beverly Hills property described above and a letter agreement with Skin Health Properties as landlord dated June 29, 2006. The lease has a term of five years beginning August 1, 2006 and can be extended or terminated earlier under the terms of the lease. All amounts under the lease have been fully paid.

    The letter agreement in connection with the lease with Skin Health Properties relates to leasehold improvements and prepayment of rent. Under the letter agreement, Skin Health Properties acknowledges that we have paid approximately $2.2 million in respect of leasehold improvements and prepaid rent under the lease and we will not be required to pay any additional amounts for leasehold improvements or rent.

    On January 9, 2008, we entered into an Assignment Agreement with ZSO, LP, an affiliate of Dr. Obagi, whereby we assigned our rights under a construction contract associated with the space we lease for our marketing and training center. In conjunction with the Assignment Agreement, we also entered into an Indemnification Agreement with Dr. Obagi, and his affiliates, Zein E. Obagi, M.D., Inc., Samar Obagi, the Zein and Samar Obagi Family Trust, Skin Health Properties, Inc., and ZSO, LP, which provided for approximately $340,000 to be placed in escrow in exchange for an indemnification for any liability arising from the underlying construction contract.  Under the terms of the 2006 letter agreement, Skin Health Properties is required to reimburse us a corresponding amount since it exceeds the maximum amount we were required to pay for leasehold improvements.

Agreements with Cellogique Corporation

    On November 10, 2005, we entered into a Distribution Agreement with Cellogique Corporation, a corporation then controlled by Dr. Obagi (“Cellogique”). We amended this agreement on October 23, 2006. The agreement grants Cellogique the exclusive right to promote, market, sell, distribute and sub-distribute certain specified products to customers within the Middle East. The contract originally included a product discount of 12.5% off of distributors' base price for investments already made in high-end medical centers and/or retail shops servicing each country in which Cellogique had customers. In September 2009 we entered into an amendment of the agreement with Cellogique to, among other things, amend the pricing schedule for sales of products to Cellogique by providing for set prices rather than discounts off of distributors’ base prices, and to offer certain marketing incentives to Cellogique. The agreement, as amended, has a term of 12 years, ending in December 2017.  As of March 20, 2009, Dr. Obagi no longer had any ownership interest in Cellogique. We sold Cellogique $153,776 in products in from January 1, 2009 through March 20, 2009.

Agreements with Obagi Dermatology – San Gabriel Annex, Inc.

    On September 23, 1997, we entered into a distributorship agreement with Obagi Dermatology – San Gabriel Annex, Inc. (“SGA”), formerly Chinese Obagi Corporation, which is controlled by Dr. Obagi who owns 75% of SGA. The agreement granted SGA exclusive rights as our distributor in certain U.S. territories targeted to Chinese populations. Under these agreements, SGA receives the maximum discount offered to our unrelated customers on our products. The agreement had an initial one-year term, and has been automatically renewed annually under the terms of the agreement. We sold SGA $211,013 in products in 2009.

    In addition, Dr. Obagi owns his own clinic. In 2009, we sold Dr. Obagi $367,357 in products.

Litigation Involving Directors, Officers and Affiliates

    On January 7, 2010, ZO Skin Health, Inc., a California corporation, filed a complaint in the Superior Court of the State of California, County of Los Angeles:  ZO Skin Health, Inc. vs. OMP, Inc. and Obagi Medical Products, Inc. and Does 1-25; Case No. BC429414.  The complaint alleges claims against us for: (i) unfair competition; (ii) intentional interference with prospective economic advantage; (iii) negligent interference with prospective economic advantage; (iv) intentional interference with contract; and (v) promissory estoppel.  More specifically, the plaintiff alleges that: we engaged in business practices, including the assertion of void and unlawful non-compete clauses in contracts with Zein Obagi, that violate California’s Unfair Competition Law and the California Business and Professional Code, Section 17200, et seq.; we intentionally and negligently interfered with plaintiff’s prospective economic advantage in relationship with Rohto Pharmaceutical Co., Ltd. (“Rhoto”)

and certain product distributors; we interfered with existing contracts between plaintiff and Rohto; and we allegedly did not provide certain promised assistance in connection with the alleged agreement between plaintiff and Rohto.  The plaintiff seeks injunctive relief, compensatory damages “measuring in the tens of millions of dollars” and other damages in an unspecified amount, punitive damages and costs of suit including attorneys’ fees.  We are defending this action vigorously.

    In addition, on or about January 7, 2010, Zein Obagi and his spouse, Samar Obagi, and the Zein and Samar Obagi Family Trust and certain other entities allegedly affiliated with Zein Obagi sent us an arbitration demand before JAMS in Los Angeles, California in which the claimants claim breaches of the 2006 Services Agreement and 2006 Separation and Release Agreement between us and the claimants and various breaches of common law, California law, and federal law, including failure to pay certain retainer, marketing and reimbursement funds, failure to pay royalties allegedly due, failure to consult before developing and marketing new products, failure to pursue certain business strategies, threatening to invoke unenforceable and inapposite non-competition clauses in our contracts with Zein Obagi, threatening and interfering with the claimants’ business opportunities, threatening to enforce nonexistent trademark and service mark rights, and wrongfully depriving the claimants of both their rights to pursue business opportunities and also their trademark rights.  Claimants seek actual and consequential damages of “millions of dollars” and other damages in an unspecified amount, restitution of monies wrongfully obtained in an unspecified amount, prejudgment interest, attorneys fees and costs, declaratory judgment and assignment of certain trademarks from us to Dr. Obagi.  We are defending the arbitration vigorously.

Policies and Procedures for Reviewing, Approving or Ratifying Related Party Transactions

    All future related party transactions must be submitted to the Audit Committee for review, approval or ratification in advance. The Audit Committee shall hold an in-person or telephonic meeting to determine the disposition of each proposed related party transaction.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

    Preston S. Romm, 56, has served as our Chief Financial Officer and Executive Vice President, Finance, Operations and Administration since July 2008.  From 2006 to 2008, Mr. Romm served as Chief Financial Officer for Iomega Corporation, which completed its sale to EMC Corporation in 2008. At Iomega, he was responsible for all administrative functions including finance, SEC compliance, treasury, investor relations and information systems. Mr. Romm’s extensive public company financial experience includes serving as the CFO of Dot Hill Systems from 1999 to 2006, Verteq, Inc., a privately-held company, from 1997 to 1999, and STM Wireless, Inc. from 1994 to 1997, and he was Chief Accounting Officer of MTI Technology from 1990 to 1994. Mr. Romm began his career at the CPA firm of Schmidt & Co., and has also held management positions at Unisys and McDonnell Douglas. He holds a B.S. in Accounting from the University of Maryland and an M.B.A. from American University. Mr. Romm served as a member of the board of directors of Netlist where he was chairman of the audit committee and a member of the nominating and governance committees from March 2004 to April 2009.

    David S. Goldstein, 49, has served as our Executive Vice President, Global Sales and Field Marketing since January 2004. He joined us as Director of Sales for the United States in October 1999. From 1991 to 1999, Mr. Goldstein served in sales management positions for Allergan. Prior to that, Mr. Goldstein worked with Johnson & Johnson, where he served in various sales positions with a particular focus on dermatology products such as Retin-A. Prior to beginning his career in sales, Mr. Goldstein served for four years in the United States Marine Corps, earning a Navy Commendation of Meritorious service. Mr. Goldstein received his B.S. in economics and M.B.A. from National University of San Diego.

    Laura B. Hunter, 49, has served as our Vice President, General Counsel and Secretary since September 2008.  Prior to joining us, for five years, Ms. Hunter was the President of The LB Hunter Group, a strategic business and legal consulting firm providing business advisory and legal services primarily to companies in the medical device, products and services, healthcare information technology and other segments of the healthcare industry.  From 1987 to 2003, Ms. Hunter was a practicing lawyer, most recently with the law firm of Brobeck, Phleger & Harrison LLP where she was a partner from 1995 until her departure, and during a portion of which time, she was co-chair of the firm’s life sciences practice and managing partner of the firm’s Orange County, California Business & Technology Group.  Ms. Hunter received her B.B.A. from the University of San Diego and her Juris Doctor degree from the University of California at Davis.

    There are no family relationships among any of our directors or these officers.

Compensation Discussion and Analysis

    The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Introduction

    This Compensation Discussion and Analysis section discusses the compensation policies and programs for our Named Executive Officers, which include: Mr. Carlson, our Chief Executive Officer and President; Mr. Romm, our Chief Financial Officer and Executive Vice President, Finance, Operations and Administration; Mr. Goldstein, our Executive Vice President, Global Sales and Field Marketing; and Ms. Hunter, our Vice President, General Counsel and Secretary.

Overview of the Compensation Program

    The Compensation Committee of our Board has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. One of the objectives of the Compensation Committee is to ensure that the total compensation paid to all of our executives, including the Named Executive Officers, is fair, reasonable and competitive.  In addition, the committee believes that the compensation paid to our executives should be substantially dependent upon our financial performance and the value that we create for our stockholders. For this reason, the committee structures our compensation programs to provide incentives for the attainment of our short-term and long-term strategic and financial objectives, and rewards those executives who make meaningful contributions to the attainment of those objectives.  The compensation of each of our Named Executive Officers primarily consists of three elements: (i) a base salary; (ii) participation in an annual cash bonus pool tied to our attainment of pre-established corporate financial objectives; and (iii) long-term stock-based incentive awards, in the form of stock options and/or restricted stock units.  In 2009, given the challenging economic conditions in the United States and around the world, the Compensation Committee ratified management’s recommendation that no merit increases for our employees, including our Named Executive Officers, would be implemented for the year, as discussed in greater detail below.

Compensation Goals and Philosophy

    The primary goals of our Compensation Committee with respect to executive compensation are to attract and retain the most talented and dedicated management team possible, motivate them to achieve our specific annual, long-term and strategic goals, and align their interests with those of the stockholders by only rewarding performance that meets or exceeds established goals, with the ultimate objective of improving stockholder value. Our Compensation Committee evaluated individual executive performance with a goal of setting compensation at levels the committee believes are appropriate, taking into account the responsibility and performance of, and compensation paid to, our other executives and to executive officers at comparable companies.

    In 2009, the Compensation Committee engaged Buck Consultants, and upon relocation of our compensation consultant to another company, the HayGroup, to assist it in its duties, including providing advice regarding industry trends relating to the form and amount of compensation provided to executives by companies with which we compete for executive talent. The compensation consultant consists of a specific group within the HayGroup that does no work for us other than its work for the Compensation Committee and reports directly to the Compensation Committee through its chairperson. The Compensation Committee retains the right to terminate or replace the compensation consultant at any time.

    In 2009, the compensation consultant provided the Compensation Committee with:

•	Market survey data;

•	Advice regarding competitive levels of executive base salaries, annual performance incentive awards, annual equity awards, executive benefits and perquisites, and severance benefits;

•
A comprehensive review of our executive compensation strategy, including reviewing the relative compensation of our peer group companies and the criteria for selecting peers that was used in preparing this Proxy Statement, as well as advising on our short- and long-term compensation incentives and our equity compensation strategy; and

•	Support for the preparation of our disclosure in this Proxy Statement of peer group data (excluding compensation related data relative to the designated peer group).

 Direct Peer Group

    Our Compensation Committee selected the following 24 companies consisting of direct competitors having comparable revenue and net income and similar sales and marketing initiatives as Obagi:

• Angiotech Pharmaceuticals • Bare Escentuals Inc. • Bioform Medical, Inc. • Caraco Pharmaceutical Labs • Cutera Inc. • Cynosure Inc. • Dusa Pharmaceuticals Inc. • Emergent Biosolutions Inc.
• Enzon Pharmaceuticals Inc.
• ISTA Pharmaceuticals Inc.
• JAZZ Pharmaceuticals Inc.
• Medicines Co.
• Medicis Pharmaceutical Corp.
• Noven Pharmaceuticals Inc.
• Pain Therapeutics Inc.
• Par Pharmaceutical Inc.
• QLT Inc. • Questcor Pharmaceuticals Inc. • Salix Pharmaceuticals Ltd. • Santaras Inc. • Solta Medical Inc. • Sucampo Pharmaceuticals Inc. • United Therapeutics Corp. • Viropharma Inc.

    Our Compensation Committee believes that this diverse group of companies sets an appropriate standard against which to measure the compensation packages awarded to our executives.  The Compensation Committee used these peer companies as a guideline when determining total compensation paid to our executives in 2009.  The Compensation Committee targeted approximately the sixty-fifth percentile of total direct compensation paid to the comparable executives of these companies.  The committee chose to target the sixty-fifth percentile because successful execution of our business plan requires a small number of executives with superior skills and the Compensation Committee believes that using the sixty-fifth percentile will give us a competitive advantage over the companies with which we compete by allowing us to attract and retain the most talented and dedicated executives possible.

    For this Proxy Statement, the HayGroup did not provide a comparison of these peer group companies’ relative compensation data for 2009, as all of these companies had not yet reported year end compensation data by the first quarter of 2009, when the Compensation Committee reviewed and determined the compensation packages for our Named Executive Officers for 2009.  Therefore, the 2008 compensation data used in determining the 2009 peer groups was used in evaluating our executives’ compensation for 2009.  Once all compensation data for 2009 is available, the HayGroup will work with our Compensation Committee to develop revised peer group data for 2010.

Role of Executives in Compensation Decisions

    The Compensation Committee makes all of the decisions regarding compensation for our executives, including the Named Executive Officers, and approves recommendations regarding equity awards to all of such individuals. Decisions regarding non-equity compensation of other employees are made by Mr. Carlson, our Chief Executive Officer, within the framework established by our Compensation Committee.

    The performance of Mr. Carlson is reviewed by our Compensation Committee, after asking Mr. Carlson to provide his view concerning his performance. Mr. Carlson annually reviews the performance of each executive and the conclusions reached, and the recommendations made, by Mr. Carlson based on these reviews are presented to the Compensation Committee. The Compensation Committee then discusses the reviews and recommendations presented by Mr. Carlson and discusses its own reviews of the performance of the executives. The Compensation Committee thereafter exercises its discretion in deciding the compensation to be paid to each of these individuals.

Elements of Compensation

    To achieve the Compensation Committee’s objectives, our compensation plan must serve three primary purposes. First, it must be competitive. In 2009, competitive means targeting total compensation, in the aggregate (i.e., including base pay, short-term cash bonus incentives, long-term equity award incentives and benefits) in a manner that is in line with the sixty-fifth percentile of comparable executive officers in the peer group identified above as an initial benchmark. Individual targets are equitably set on the same basis, compared to both peers and internal benchmarks. Secondly, it should provide compensation that varies based on the company’s performance and the individual performance of each executive. Third, it should align each participant's interests with our stockholders. The principal components of executive compensation consist of the following:

    Base Salary.     Base salaries are provided to our executives to compensate them for services rendered during the fiscal year. Base salaries for executive officers are established based on the scope of their responsibilities and their individual performance. Generally, base salaries are reviewed annually, and adjusted from time to time to realign salaries after taking into account individual responsibilities, performance and experience. For 2009, this review occurred in the first quarter. At that time, our Compensation Committee determined that, given the challenging economic conditions in the United States and around the world, no adjustments would be made to the base salaries of our Named Executive Officers in 2009. Accordingly, in 2009 the annual base salaries of our executive officers remained at the same levels that had been in effect in 2008, and were as follows:

Name and Title	2009 Annual Base Salary
Steven R. Carlson, Chief Executive Officer and President	$500,000
Preston S. Romm, Chief Financial Officer and Executive Vice President, Finance, Operations and Administration	$320,000
David S. Goldstein, Executive Vice President, Global Sales and Field Marketing	$295,360
Laura B. Hunter, Vice President, General Counsel and Secretary	$260,000

    In 2010, our Compensation Committee may work with the HayGroup to evaluate the base salaries of our executives, which may result in adjustments to our executives’ salaries in 2010.

    Annual Bonus.    In March 2009, the Compensation Committee approved the Obagi 2009 Performance Incentive Plan (“2009 Plan”), which is an incentive compensation program for the year ended December 31, 2009 under the 2005 Plan. It amends and restates and is the successor plan to the Obagi 2008 Performance Incentive Plan (the “2008 Plan”). The 2009 Plan was designed to motivate, retain and reward our employees, including our executives, based on the achievement of specified corporate revenue and adjusted EBIT (as defined below) objectives, as well as individual objectives in certain cases.

    For 2009, in light of the continuing adverse economic conditions and volatile economic environment, the Compensation Committee established target revenue and earnings before interest and taxes, as adjusted to exclude the impact of non-cash charges relating to the issuance of equity instruments (“adjusted EBIT”), objectives of $107,514,000 and $27,396,000, respectively.  For the 2009 Plan to be funded for eligible participants to earn any bonuses, we had to achieve at least 80.0% of the revenue objective and at least 80.0% of the adjusted EBIT objective.  Assuming 100% achievement of the target revenue and adjusted EBIT objectives, the aggregate 2009 Plan pool would have been funded in the amount of $2,223,234, a decrease from the 2008 Plan's target of $2,436,000. Under the 2009 Plan, if we achieved between the minimum required 80.0% of each objective and the 100% target for each objective, then the potential bonus amount for each executive officer and non-executive employee would be reduced by 5.0% and 1.0%, respectively, for each 1% that we were below the target objective, and the bonus pool would be reduced accordingly. If the revenue and adjusted EBIT objectives were exceeded, an increased amount would have been funded to the 2009 Plan pool, up to 150% of the target 2009 Plan pool. The relative weightings of these financial performance objectives and contributions to the overall target 2009 Plan pool were as follows:

Financial Performance Objective at Target Level	Weighting	Total Contribution to Bonus Pool at Target Performance
Revenue Objective	30%	$666,970
Adjusted EBIT Objective	70%	$1,556,264

The total target bonus pool was determined based on our employee headcount at the time the 2009 Plan was adopted, and was subject to adjustment based on employee hiring, terminations and attrition levels during the year.

    In accordance with the terms of the 2009 Plan, our Compensation Committee had full and final discretion to adjust in good faith the performance objectives and/or achieved financial results to reflect the occurrence of extraordinary events. In March 2010, the Compensation Committee determined that, for the year ended December 31, 2009, we had achieved:

•
96.7% of the revenue objective, based upon our total net revenue of $104.1 million, which was then adjusted at the Compensation Committee’s discretion to exclude revenue from our SoluCLENZ products as we exited the pharmacy channel in April 2009; and

•
82.4% of the adjusted EBIT objective, based upon total adjusted EBIT of $22.6 million, which was further adjusted at the Compensation Committee’s discretion to exclude: (i) charges and reserves recorded by us relating to our exit of the pharmacy channel; and (ii) charges related to our outstanding litigation with Zein E. Obagi, M.D. and certain of his affiliates, as describe above, and certain strategic transactions.

Based on these results, and after adjustment for achievement below the 100% target level and for employee terminations and attrition during the year, the total bonus pool available for distribution to all participants based on our actual level of performance against targeted performance was $990,962.

    The 2009 Plan participants were eligible to receive individual bonus awards as established by our Compensation Committee based upon our achievement of the company objectives and, in some cases, individual objectives, out of this total bonus pool. The Compensation Committee established individual target bonus amounts calculated as a percentage of the participant’s base salary for each of our Named Executive Officers as set forth in the table below.  Based upon our achievement against the financial performance objectives for 2009, the total bonus available to be paid to each Named Executive Officer was 33.3% of such executive’s target bonus amount, however the Compensation Committee had discretion under the 2009 Plan to award bonus amounts that were in excess of or below the targeted bonus amounts.  The following table sets forth the individual target bonus amount established for each Named Executive Officer, the percentage of the target bonus amount available for distribution based upon our actual level of performance against targeted performance, and the actual bonus amount earned by each Named Executive Officer:

Name and Title	Target as a Percentage of Base Salary	Target Bonus Amount	Percentage of Target Bonus Available	Actual Bonus Paid
Steven R. Carlson, Chief Executive Officer and President	75%	$ 375,000	33.3%	$ 150,000
Preston S. Romm, Chief Financial Officer and Executive Vice President, Finance, Operations and Administration	60%	$ 192,000	33.3%	$ 95,000
David S. Goldstein, Executive Vice President, Global Sales and Field Marketing	50%	$ 147,680	33.3%	$ 85,000
Laura B. Hunter, Vice President, General Counsel and Secretary	50%	$ 130,000	33.3%	$ 50,000

    In making determinations of the actual bonus amount to be paid to Mr. Carlson, the Compensation Committee considered the company’s performance in 2009 as well as Mr. Carlson’s performance against the individual objectives established by the committee for him at the beginning of 2009.  In determining the actual bonus amounts to be paid to the other Named Executive Officers, the Compensation Committee considered Mr. Carlson’s recommendations based upon his assessment of such executive’s performance against certain financial and non-financial goals established for that executive in consultation with Mr. Carlson at the beginning of 2009, the performance of that executive’s division or other area of primary responsibility, and any other challenges faced or achievements accomplished during the year.

    Eligible participants under the 2009 Plan were full-time employees, including executives, who did not participate in sales or other variable incentive pay plans and were employed by us on December 31, 2009.

    Long-Term Equity Incentive Program.   The Compensation Committee believes that positive long-term performance is achieved through an ownership culture that encourages such performance by our executives through the use of stock and stock-based awards.  Our stock compensation plans have been established to provide certain of our employees, including our executives, with incentives to help align those employees’ interests with the interests of stockholders and to retain our executives. The Compensation Committee believes that the use of stock and stock-based awards offers the best approach to achieving our long-term compensation goals. We have not adopted stock ownership guidelines and our stock compensation plans have provided the principal method for our executives to acquire equity interests in the company.

   Options.   Our 2005 Plan authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants. The Compensation Committee is the administrator of the 2005 Plan. The Compensation Committee reviews and approves stock option awards to executives based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Periodic stock option grants are made at the discretion of the Compensation Committee to eligible employees and, in appropriate circumstances, the Compensation Committee considers the recommendations of members of management, such as Mr. Carlson. Stock option grants are also made at the commencement of employment and, from time to time, following a significant change in job responsibilities or to meet other special retention or performance objectives. Stock options granted by us generally have an exercise price equal to the fair market value of our common stock on the day of grant (except in certain instances where grants to executives have a higher exercise price), typically vest 33% per annum based upon continued employment over a three-year period, and generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Code, although we have not granted any incentive stock options under the 2005 Plan to date.  Total shares authorized for issuance under the plan are 3,000,000.  For further information regarding the 2005 Plan, please see “Proposal 3—Approval of Amendment to the 2005 Stock Incentive Plan” in this Proxy Statement.

    In March 2009, the Compensation Committee, after considering the individual performance and contributions of the Named Executive Officers, their existing long-term incentives, our overall financial performance and relevant market data, the effect of market conditions on our stock price and tenure with the company, approved stock option grants of 50,000, 50,000, 50,000 and 15,000, respectively, to Messrs. Carlson, Romm and Goldstein and Ms. Hunter at an exercise price of 125% of the fair market value of our common stock on the date of grant.  Each such option will vest in three equal annual installments, commencing on the first anniversary of the option grant date.

     Stock Appreciation Rights.   The 2005 Plan authorizes us to grant stock appreciation rights (“SARs”). A SAR represents a right to receive the appreciation in value, if any, of our common stock over the base value of the SAR. The base value of each SAR equals the value of our common stock on the date the SAR is granted.  Upon surrender of each SAR, unless we elect to deliver common stock, we will pay an amount in cash equal to the value of our common stock on the date of delivery over the base price of the SAR.  SARs typically vest based upon continued employment on a pro-rata basis over a three-year period, and generally expire ten years after the date of grant.   To date, no SARs have been awarded to any of our executives. We have the right to convert outstanding SARs into stock options.

    Restricted Stock and Restricted Stock Units.   The 2005 Plan authorizes the Compensation Committee to grant restricted stock and restricted stock units, subject to restrictions that lapse in installments or as our Compensation Committee deems appropriate. Shares of common stock that are subject to restrictions will be forfeited to and reacquired by us if the recipient's employment or service terminates prior to vesting.  While our Compensation Committee did award restricted stock units to our executives in early 2008 to ensure the management team’s continued commitment to increase stockholder value as well as in anticipation of competitive challenges faced in 2008, the Compensation Committee does not currently intend to make such awards on a regular basis, and no such awards were granted in 2009.

    Performance awards, dividend equivalents, other stock grants and other stock-based awards.  The 2005 Plan authorizes the Compensation Committee to grant cash or stock performance awards based on the achievement of performance goals during performance periods established by the committee, dividend equivalents under which the participant is entitled to receive payments equal to the amount of cash dividends paid by us to holders of shares with respect to a number of shares determined by the committee, other stock grants and other stock-based awards.  To date, no such awards have been approved.

2010 Executive Compensation Decisions

    In March 2010, the Compensation Committee, after considering the individual performance and contributions of the Named Executive Officers, their existing long-term incentives, our overall financial performance and relevant market data, the effect of market conditions on our stock price and tenure with the company, approved stock option grants of 50,000, 50,000 and 25,000, respectively, to Messrs. Romm and Goldstein and Ms. Hunter at an exercise price of 100% of the fair market value of our common stock on the date of grant.  Each such option will vest in three equal annual installments, commencing on the first anniversary of the option grant date.

    In addition, in April 2010, the Compensation Committee approved and adopted the Obagi 2010 Performance Incentive Plan (the “2010 Plan”), which was designed to motivate, retain and reward our employees, including our executives, based on the achievement of corporate revenue and adjusted EBIT objectives, as well as individual objectives in certain cases. In light of the ongoing economic uncertainties in the markets in which we operate, the Compensation Committee decided to leave the target revenue and adjusted EBIT objectives for 2010 unchanged. Assuming 100% achievement of the target revenue and adjusted EBIT objectives, the aggregate 2010 Plan pool will be funded in the amount of $2,128,417, a decrease from the 2009 Plan's target of $2,223,234. If the revenue and adjusted EBIT objectives are exceeded, an increased amount will be funded to the 2010 Plan pool, up to 150% of the target pool.  Thirty percent of the 2010 Plan pool will related to the revenue objective, and 70% of the pool will relate to the adjusted EBIT objective. For the 2010 Plan pool to be funded for executives to earn any bonuses, we must achieve at least 80% of the revenue objective and at least 80% of the adjusted EBIT objective.

    In the event that the revenue and adjusted EBIT objectives are sufficiently achieved to fund the 2010 Plan pool, the participants in the 2010 Plan may be eligible to receive individual incentive awards as established by our Compensation Committee based on our achievement of the corporate financial objectives and in some cases individual objectives. Such awards will be paid out of the 2010 Plan pool. Our Compensation Committee has established the following individual target bonus amounts calculated as a percentage of the participant’s base salary for our Named Executive Officers:

Name and Title	Target as a Percentage of Base Salary	Target Bonus Amount
Steven R. Carlson, Chief Executive Officer and President	75%	$375,000
Preston S. Romm, Chief Financial Officer and Executive Vice President, Finance, Operations and Administration	60%	$192,000
David S. Goldstein, Executive Vice President, Global Sales and Field Marketing	50%	$147,680
Laura B. Hunter, Vice President, General Counsel and Secretary	50%	$130,000

    Eligible participants under the 2010 Plan are full-time employees, including executives, who do not participate in sales or other variable incentive pay plans and are employed by us on December 31, 2010.

Report of the Compensation Committee

    The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management.  Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis for the year ended December 31, 2009 be included in this Proxy Statement on Schedule 14A for the Annual Meeting.

COMPENSATION COMMITTEE Ronald P. Badie, Chairman Albert J. Fitzgibbons III Edward A. Grant Albert F. Hummel

Summary Compensation Table

    The following table sets forth information for the years ended December 31, 2009, 2008 and 2007 concerning compensation earned for services rendered to Obagi by the Named Executive Officers:

Name and principal position	Year	Salary		Bonus		Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation		All Other Compensation		Total
Steven R. Carlson	2009	$500,000		—		—	$59,724	$150,000	(3)	$10,142	(4)	$719,866
Chief Executive Officer and President	2008	$483,353		—		$162,500	$493,156	—		$13,129		$1,152,138
	2007	$415,000		—		—	—	—		$8,841		$423,841
Preston S. Romm	2009	$320,000		—		—	$59,724	$95,000	(3)	$10,678	(4)	$485,402
Chief Financial Officer and Executive Vice President, Finance, Operations	2008	$159,235	(5)	$50,000	(6)	—	$303,683	—		$5,205		$518,123
and Administration
David S. Goldstein	2009	$295,360		—		—	$59,724	$85,000	(3)	$10,678	(4)	$450,762
Executive Vice President, Global Sales and Field Marketing	2008	$292,532		—		$121,875	$166,836	—		$11,112		$592,355
	2007	$277,500		—		—	—	—		$21,688		$299,188
Laura B. Hunter	2009	$260,000		—		—	$17,917	$50,000	(3)	$9,252	(4)	$337,169
Vice President, General Counsel and Secretary	2008	$86,667	(7)	$10,000	(8)	—	$149,491	—		$2,085		$248,243
__________________
(1)  Amounts shown reflect the grant date fair value of restricted stock unit awards made in the year indicated as computed in accordance with FASB ASC Topic 718. Such grant-date fair value was calculated on the basis of the fair market value of the underlying shares of common stock on the award date and was not adjusted to take into account any estimated forfeitures.

(2)  Amounts shown reflect the grant date fair value of option awards granted in the year indicated as computed in accordance with FASB ASC Topic 718. For information on the assumptions used to calculate the value of the awards, please refer to Notes 2 and 11 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC on March 15, 2010.  In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)  Amounts shown for 2009 were earned under the 2009 Performance Incentive Plan, but were not paid out until March 2010. For a description of the 2009 Plan, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Bonus.”

(4)  Amounts shown include matching contributions under our 401(k) plan and life insurance premiums.

(5)  Mr. Romm joined the company on July 1, 2008.  Mr. Romm’s annual base salary is $320,000.

(6)  Pursuant to Mr. Romm’s employment agreement, he was entitled to a guaranteed bonus of $50,000 for 2008.  This bonus was paid during the three months ended March 31, 2009.

(7)  Ms. Hunter joined the company on September 3, 2008.  Ms. Hunter’s annual base salary is $260,000.

(8)  Pursuant to Ms. Hunter’s employment agreement, she received a $10,000 signing bonus which was paid on December 31, 2008.

Grants of Plan-Based Awards

    The following table sets forth information regarding possible payouts under non-equity incentive plan awards to which our Named Executive Officers were entitled during the year ended December 31, 2009:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(2)
Name	Grant Date	Threshold	Target	Maximum
Steven R. Carlson	3/2/2009	—	$ 375,000(3)	$ 562,500
	3/3/2009				50,000(4)	$ 5.86	$ 59,724
Preston S. Romm	3/2/2009	—	$ 192,000(5)	$ 288,000
	3/3/2009				50,000(4)	$ 5.86	$ 59,724
David S. Goldstein	3/2/2009	—	$ 147,680(6)	$ 221,520
	3/3/2009				50,000(4)	$ 5.86	$ 59,724
Laura B. Hunter	3/2/2009	—	$ 130,000(7)	$ 195,000
	3/3/2009				15,000(4)	$ 5.86	$ 17,917
__________________
(1)  Under the 2009 Performance Incentive Plan, the bonus pool was based on our satisfaction of pre-established financial objectives.  If those objectives had been exceeded, the bonus pool would have been funded up to 150% of the target bonus pool.  The actual amount earned by each Named Executive Officer was based on the overall financial performance of our company and personal performance and is disclosed in the “Summary Compensation Table” under the column entitled Non-Equity Incentive Plan Compensation.

(2) Amounts shown reflect the grant date fair value of option awards granted in the year indicated as computed in accordance with FASB ASC Topic 718. For information on the assumptions used to calculate the value of the awards, please refer to Notes 2 and 11 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC on March 15, 2010.  In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3) Mr. Carlson's base salary is $500,000 and he was eligible for a discretionary cash bonus with a target of 75% of his base salary.

(4) Options vest 1/3 each year on March 3, 2010, 2011 and 2012.

(5) Mr. Romm's base salary is $320,000 and he was eligible for a discretionary cash bonus with a target of 60% of his base salary.

(6) Mr. Goldstein's base salary is $295,360 and he was eligible for a discretionary cash bonus with a target of 50% of his base salary.

(7) Ms. Hunter’s base salary is $260,000 and she was eligible for a discretionary cash bonus with a target of 50% of her base salary.

 Outstanding Equity Awards at Fiscal Year-End

    The following table sets forth information regarding outstanding equity awards held by our Named Executive Officers at December 31, 2009:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Steven R. Carlson	208,334		—		$8.40	3/1/2015
	41,667		—		$10.80	10/31/2015
	41,667		—		$14.40	10/31/2015
	110,000		—		$11.00	12/14/2016
	24,750	(1)	200,250	(1)	$10.91	5/1/2018
	—		50,000	(2)	$5.86	3/3/2019
Preston S. Romm	50,000	(3)	100,000	(3)	$10.00	7/1/2018
	—		50,000	(2)	$5.86	3/3/2019
David S. Goldstein	417		—		$10.00	3/31/2011
	41,667		—		$8.40	3/1/2015
	8,334		—		$10.80	10/31/2015
	60,000		—		$11.00	12/14/2016
	6,667		13,333	(4)	$16.25	2/27/2018
	6,666		13,334	(5)	$10.91	5/1/2018
	—		50,000	(2)	$5.86	3/3/2019
Laura B. Hunter	13,334	(6)	26,666	(6)	$9.45	9/3/2018
	—		15,000	(2)	$5.86	3/3/2019
__________________
(1)  Based on an option to purchase 225,000 shares granted on May 1, 2008.  The option vested and became exercisable as to 11% of such shares on May 1, 2009, and will vest and become exercisable as to the remainder of such shares as follows: 22% on May 1, 2010, 33% on May 1, 2011, 22% on May 1, 2012 and 12% on May 1, 2013.

(2)  Options vest 1/3 each year on March 3, 2010, 2011 and 2012.

(3)  Based on an option to purchase 150,000 shares granted on July 1, 2008. The option vested and became exercisable as to 1/3 of such shares on July 1, 2009, and will vest and become exercisable as to the remainder of such shares as follows: 1/3 on July 1, 2010 and 1/3 on July 1, 2011.

(4)  Based on an option to purchase 20,000 shares granted on February 27, 2008.  The option vested and became exercisable as to 1/3 of such shares on February 27, 2009, and will vest and become exercisable as to the remainder of such shares as follows: 1/3 on February 27, 2010 and 1/3 on February 27, 2011.

(5)  Based on an option to purchase 20,000 shares granted on May 1, 2008.  The option vested and became exercisable as to 1/3 of such shares on May 1, 2009, and will vest and become exercisable as to the remainder of such shares as follows: 1/3 on May 1, 2010 and 1/3 on May 1, 2011.

(6)  Based on an option to purchase 40,000 shares granted on September 3, 2008. The option vested and became exercisable as to 1/3 of such shares on September 3, 2009, and will vest and become exercisable as to the remainder of such shares as follows: 1/3 each on September 3, 2010 and 2011.

Option Exercises and Stock Vested

    None of our Named Executive Officers exercised stock options during the year ended December 31, 2009. The following table sets forth information regarding shares of common stock acquired upon vesting of restricted stock units held by our Named Executive Officers during the year ended December 31, 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Steven R. Carlson	10,000	$67,600
Preston S. Romm	—	—
David S. Goldstein	7,500	$50,700
Laura B. Hunter	—	—
__________________
(1) Represents the fair market value of a share of our common stock on the date of vesting multiplied by the number of shares that have vested.

 Employment Agreements and Potential Payments Upon Termination or Change In Control

    Carlson Agreement

    On March 1, 2005, we entered into an employment agreement with Steven R. Carlson, our Chief Executive Officer and President. Under the agreement, as amended in August 2007 and March 2008 (the “Carlson Agreement”), Mr. Carlson is entitled to a base salary of $500,000 per year or such greater amount as the Compensation Committee may from time to time determine. In addition, Mr. Carlson is entitled to participate in our Performance Incentive Plans, and may receive an annual bonus of up to 75% of his base salary based upon achievement of certain corporate and individual targets.

    If Mr. Carlson's employment is terminated without cause, he will be entitled to 18 months of his base salary and if he elects to continue his health coverage under COBRA, we will pay Mr. Carlson's monthly premium as is consistent with senior executive COBRA coverage. In addition, if Mr. Carlson's employment is terminated without cause, the vesting of his unvested options will be accelerated by 12 months, except in the case of certain changes of control of our company, as described below. If Mr. Carlson's employment is terminated or if he terminates his employment for good reason within one year of a change in control, he will be entitled to the same severance benefits as above contingent upon his execution of a general release. Should any of the severance benefits constitute a parachute payment under Section 280G of the Code, then Mr. Carlson will be entitled to receive either the full amount of such payment and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to an excise tax, whichever is greater on an after-tax basis.  Mr. Carlson is subject to a confidentiality covenant and a covenant not to solicit any employee to leave our employ during the term of the agreement and 18 months thereafter, and a covenant not to compete with us during the same period. The Carlson Agreement also provides that if Mr. Carlson’s employment is terminated by reason of death or disability, Mr. Carlson will be entitled to six months of his base salary.

    For purposes of the Carlson Agreement, “cause” is generally defined to include Mr. Carlson’s: (i) commission of gross negligence or willful misconduct in the performance of his duties, which will or has resulted in material loss of business or has materially harmed the reputation of the company; (ii) repeated failure to follow reasonable and lawful instructions from the Board; (iii) commission of a felony deemed to be adverse to the best interests of the company or our reputation; (iv) misappropriation of funds or property; (v) attempt to obtain a personal profit from any transaction in which we have an interest and which represents a corporate opportunity or is adverse to our interests; or (vi) breach of a material provision of the agreement or any other material agreement with the company or any obligation or duty owed to us.  “Good reason” is defined as our failure to cure after thirty days notice of any of the following: (i) the assignment of duties that are substantially inconsistent with his position, duties and responsibilities under the Carlson Agreement; (ii) any breach in the agreement by us; (iii) any reduction in Mr. Carlson’s base salary, bonus or benefits; or (iv) the relocation of Mr. Carlson’s principal place of employment by more than 50 miles.  A “change in control” is defined as: (i) the consummation of a merger or consolidation of the company with or into another entity, if persons who were not stockholders of ours immediately prior to such transaction own immediately after such transaction 50% or more of the voting power of the outstanding securities of the continuing or surviving entity; or (ii) the sale, transfer or other disposition or all or substantially all of our assets.

    Effective December 31, 2008, we amended the Carlson Agreement to ensure compliance with Section 409A of the Code. The revision provides that any severance that would otherwise be payable to Mr. Carlson within the first six months following a termination event giving rise to a severance payment will accrue but not be paid to Mr. Carlson until the first day of the seventh month following termination. Such amounts will continue to be paid in a lump sum.

    On March 11, 2010, we entered into another amendment to the Carlson Agreement to make it more consistent with the amended and restated agreements of all other executive officers entered into in June 2009, as discussed in greater detail below. The amendment provides that, in the event of a change in control in which the consideration that is paid is solely cash, all options and other equity awards issued to Mr. Carlson after January 1, 2009 will vest in full, and all options will become exercisable immediately prior to such change in control.  In the event of a change in control where the consideration is stock or a combination of stock and cash, Mr. Carlson's options and other equity instruments granted after January 1, 2009 will continue to vest and become exercisable in accordance with the provisions of the existing agreements governing those awards.  The amendment did not in any way effect the acceleration provisions of any options granted to Mr. Carlson prior to January 1, 2009, which continue to be governed by their provisions and those of the Carlson Agreement.

    Employment Agreements with Other Executive Officers

    On June 15, 2009, we entered into amended and restated employment agreements with each of our other Named Executive Officers:  Messrs. Romm and Goldstein and Ms. Hunter. Under the agreements, Mr. Romm, Mr. Goldstein and Ms. Hunter are entitled to annual base salaries of $320,000, $295,360 and $260,000, respectively, subject to annual cost of living increases or such greater increases as may be approved by the Board.  In addition, Mr. Romm is entitled to an annual bonus of up to 60% of his base salary, and Mr. Goldstein and Ms. Hunter are entitled to annual bonuses of up to 50% of their respective base salaries, all subject to achievement of certain corporate and individual targets.

    Under each of these new agreements, either the executive or Obagi may terminate the executive’s employment at any time. If the executive is terminated for cause or terminates his or her own employment, the executive will be entitled to no severance.  If the executive is terminated without cause, the executive will be entitled to the following severance: Mr. Romm, 12 months severance, and each of Mr. Goldstein and Ms. Hunter, six months severance. In addition each executive will be entitled to continuation of all benefits made generally available to all executives (including continuation of COBRA) for 12 months, in the case of Mr. Romm, and six months, in the case of Mr. Goldstein or Ms. Hunter, and will have a period of 12 months to exercise any options that were vested on the executive’s date of termination. In the event the executive’s employment terminates by reason of death or disability, the executive will not be entitled to severance, but will have a period of 12 months to exercise any options that were vested on the executive’s date of termination.  The term “cause” is defined as including when an executive: (i) exhibits willful misconduct or dishonesty which materially and adversely effects the business reputation of the executive or the company; (ii) is convicted of a felony; (iii) acts (or fails to act) in the performance of his or her duties to the company in bad (good) faith and to our detriment; (iv) materially breaches the amended and restated employment agreement or any other agreement with the company, which if curable, is not cured to our reasonable satisfaction within thirty days of written notice thereof; or (v) engages in misconduct that is demonstrably and materially injurious to the company, including, without limitation, willful and material failure to perform his or her duties as an officer or executive of the company or excessive absenteeism unrelated to illness or vacation.

    If the executive terminates his or her employment for good reason, then the executive will be entitled to 12 months severance and continuation of all benefits made generally available to all executives (including continuation of COBRA) for 12 months.  In addition, in the event of a change in control in which the consideration that is paid is solely cash, all options and restricted stock units held by the executive will vest in full, and all options will become exercisable immediately prior to such change in control, regardless of the executive’s continued employment status. Should any of the severance benefits constitute a parachute payment under Section 280G of the Code, the amount of the severance benefits shall be reduced to the minimum extent necessary to ensure that the severance benefits do not exceed the amount determined pursuant to Section 280G of the Code.  The term “good reason” is defined as, following a change of control, the company (including any successor in interest): (i) terminates the executive’s employment at any time within the one year anniversary of such change of control, for reasons other than for cause, death or disability;

(ii) the executive voluntarily terminates his or her employment within six months of the company's (or any successor in interest)  material reduction in the executive’s level of responsibility; or (iii) the executive terminates his or her employment within six months of the company’s (or any successor in interest) material reduction of the executive’s base salary, except for any salary reduction that is generally applicable to the company’s (or any successor in interest) executives; provided that in the case of (ii) and (iii) above, “good reason” shall only be found to exist if prior to the executive’s resignation for good reason, the executive has provided thirty days written notice to us (or any successor in interest) within ninety days following the existence of such good reason event indicating and describing the event resulting in such good reason, and the company (or any successor in interest) does not cure such event within ninety days following the receipt of such notice from  the executive. In the event the company (or any successor in interest) fails to timely cure, the executive may resign upon expiration of the cure period.  Each executive is also subject to a confidentiality covenant and a covenant not to solicit any employee to leave the company’s (or any successor in interest) employ during the term of any severance period following the date of termination.  Any severance payment is conditioned upon execution by the executive of a release in form and substance satisfactory to us.

    The following table presents our reasonable estimate of benefits payable to each of our Named Executive Officers assuming that each of the following events occurred on December 31, 2009: (i) a change in control in which the consideration is solely cash and the termination of the executive’s employment for good reason in connection therewith (a “Cash CIC”); (ii) a change in control in which the consideration is other than solely cash and the surviving corporation assumes all of our outstanding options, and the termination of the executive’s employment for good reason in connection therewith (a “Non-Cash CIC”); (iii) termination of executive’s employment without cause in the absence of a change in control; and (iv)  termination of executive’s employment by reason of death or disability:

Name	Trigger	Salary	Value of Option Acceleration(1)	Continuation of Benefits(2)	Total
Steven R. Carlson	Cash CIC	$ 750,000	$ 307,000	$ 20,690	$1,077,690
	Non-Cash CIC	$ 750,000	$ 156,290	$ 20,690	$ 926,980
	Termination without Cause	$ 750,000	$ 156,290	$ 20,690	$ 926,980
	Death or Disability	$ 250,000	—	—	$ 250,000
Preston S. Romm	Cash CIC	$ 320,000	$ 507,000	$ 20,843	$ 847,843
	Non-Cash CIC	$ 320,000	—	$ 20,843	$ 340,843
	Termination without Cause	$ 320,000	—	$ 20,843	$ 340,843
	Death or Disability	—	—	—	—
David S. Goldstein	Cash CIC	$ 295,360	$ 264,869	$ 20,843	$ 581,072
	Non-Cash CIC	$ 295,360	—	$ 20,843	$ 316,203
	Termination without Cause	$ 147,680	—	$ 10,421	$ 158,101
	Death or Disability	—	—	—	—
Laura B. Hunter	Cash CIC	$ 260,000	$ 160,098	$ 13,794	$ 433,892
	Non-Cash CIC	$ 260,000	—	$ 13,794	$ 273,794
	Termination without Cause	$ 130,000	—	$ 6,897	$ 136,897
	Death or Disability	—	—	—	—
__________________
(1) Represents the aggregate value of the accelerated vesting of the Named Executive Officers’ unvested stock options. The amounts shown as the value of the accelerated stock options in connection with a change in control and for termination without cause are based solely on the intrinsic value of the options as of December 31, 2009. The intrinsic value was calculated by multiplying (i) the amount by which the fair market value of our common stock December 31, 2009 ($12.00 per share) exceeded the applicable exercise price by (ii) the assumed number of option shares vesting on an accelerated basis as of December 31, 2009.

(2) Represents COBRA continuation coverage for a specified period following the termination event.

While we believe that the amounts shown above and the assumptions upon which they are based provide reasonable estimates of the amounts that would have been due to the Named Executive Officers in the event that any of the circumstances described above had occurred on December 31, 2009, the actual amounts due to the Named Executive Officers upon a triggering event will depend upon the actual circumstances and the then applicable provisions of the 2005 Plan and their employment agreements. Each executive would also be entitled to any gain attributable to his or her already-vested equity awards.

REPORT OF THE AUDIT COMMITTEE

    Under the guidance of a written charter adopted by the Board of Directors, the purpose of the Audit Committee is to oversee our accounting and financial reporting processes and audits of our financial statements. The responsibilities of the Audit Committee include appointing and determining the compensation of the independent registered public accounting firm. Each of the members of the Audit Committee meets the independence requirements of Nasdaq.

    Management has primary responsibility for the system of internal control over financial reporting and the financial reporting process. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards.

    In this context and in connection with the audited financial statements contained in our Annual Report on Form 10-K, the Audit Committee:

•	Reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2009 with management and the independent registered public accounting firm;

•
Discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61,  Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1 AU section 380)  as adopted by the PCAOB in Rule 3200T;

•
Reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirement of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, discussed with the independent registered public accounting firm their independence, and concluded that the non-audit services performed by PricewaterhouseCoopers LLP are compatible with maintaining its independence;

•
Based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC; and

•	Instructed the independent registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

AUDIT COMMITTEE Edward A. Grant, Chairman Ronald P. Badie John A. Bartholdson Albert F. Hummel

ANNUAL REPORT

    Our 2009 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2009, accompanies the proxy materials being mailed to stockholders. Those documents are not a part of these proxy solicitation materials. We will provide, without charge, additional copies of our 2009 Annual Report on Form 10-K upon the receipt of a written request by any stockholder.

OTHER MATTERS

    As of the time of preparation of this Proxy Statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any continuation or adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

    Our Bylaws provide that advance notice of a stockholder's proposal must be delivered to the Secretary of the company at our principal executive offices not less than 90 or more than 120 days prior to the anniversary of the mailing date of the proxy materials for the previous year's annual meeting. However, the Bylaws also provide that in the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the date contemplated at the time of the previous year’s proxy statement, this advance notice must be received not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Each stockholder's notice must contain the following information as to each matter the stockholder proposes to bring before the annual meeting: (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and appropriate biographical information and a statement as to the qualification of the nominee; (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (x) the name and address of such stockholder, as they appear on the company's books, and of such beneficial owner and (y) the number of shares of Obagi common stock which are owned beneficially and of record by such stockholder and such beneficial owner.

    A copy of the full text of the provisions of our Bylaws dealing with stockholder nominations and proposals is available to stockholders from our Secretary upon written request.

    Under the rules of the SEC, stockholders who wish to submit proposals for inclusion in the proxy statement of the Board of Directors for the 2011 Annual Meeting of Stockholders must submit such proposals so as to be received by us at 3760 Kilroy Airport Way, Suite 500, Long Beach, California 90806, Attention: Secretary, on or before January 4, 2011. In addition, if we are not notified by February 3, 2011 of a proposal to be brought before the 2011 Annual Meeting by a stockholder, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement for such meeting.

INCORPORATION BY REFERENCE

    Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate all or portions of our filings, including this Proxy Statement, with the SEC, in whole or in part, the Audit Committee Report and the Report of the Compensation Committee contained in this Proxy Statement shall not be deemed to be incorporated by reference into any such filing or deemed filed with the SEC under the Securities Act of 1933, as amended, or the Exchange Act.

By Order of the Board of Directors
STEVEN R. CARLSON Chief Executive Officer

Long Beach, California
April 30, 2010

OBAGI MEDICAL PRODUCTS, INC.

2005 STOCK INCENTIVE PLAN,

AS AMENDED (1)

(1)           The Plan was amended by the Board on April 24, 2010, subject to stockholder approval, to, among other things: (i) eliminate the automatic share increase provision of the plan; (ii) provide that the authorized share reserve will be reduced by one (1) share of the Company’s common stock for every one (1) share subject to an option or stock appreciation right granted under the plan and one and one-half (1.5) shares of the Company’s common stock for every one (1) share subject to an award other than an option or stock appreciation right; (iii) extend the Company’s ability to grant certain performance-based awards under the plan; and (iv) effect various technical and definitional amendments.

Table of Contents

Section 1.	Purpose	A - 1

Section 2.	Definitions	A - 1

Section 3.	Administration	A - 5
(a)	Power and Authority of the Committee	A - 5
(b)	Power and Authority of the Board	A - 6
(c)	Other Administration	A - 6

Section 4.	Shares Available for Awards	A - 6
(a)	Shares Available	A - 6
(b)	Adjustments	A - 7
(c)	Award Limitations Under the Plan	A - 7
(d)	Share Reserve	A - 7

Section 5.	Eligibility	A - 8

Section 6.	Awards	A - 8
(a)	Options	A - 8
(b)	Stock Appreciation Rights	A - 11
(c)	Restricted Stock and Restricted Stock Units	A - 12
(d)	Performance Awards	A - 12
(e)	Dividend Equivalents	A - 13
(f)	Other Stock Grants	A - 13
(g)	Other Stock-Based Awards	A - 13
(h)	Cash Awards	A - 13
(i)	General	A - 14

Section 7.	California Provisions	A - 19

Section 8.	Amendment and Termination; Adjustments	A - 19
(a)	Amendments to the Plan	A - 19
(b)	Amendments to Awards	A - 20
(c)	Correction of Defects, Omissions and Inconsistencies	A - 20

Section 9.	Income Tax Withholding	A - 20

Section 10.	General Provisions	A - 21
(a)	No Rights to Awards	A - 21
(b)	Award Agreements	A - 21
(c)	Plan Provisions Control	A - 21
(d)	No Rights of Stockholders	A - 21

A - ii

(e)	No Limit on Other Compensation Arrangements	A - 21
(f)	No Right to Employment	A - 21
(g)	Governing Law	A - 22
(h)	Severability	A - 22
(i)	Other Benefits	A - 22
(j)	No Fractional Shares	A - 22
(k)	Headings	A - 22
(l)	Section 16 Compliance; Section 162(m) Administration	A - 22
(m)	Conditions Precedent to Issuance of Shares	A - 23

Section 11.	Effective Date of the Plan	A - 23

Section 12.	Term of the Plan	A - 23

Section 13.	Limitation on Liability	A - 24
(a)	The Non-Issuance of Shares	A - 24
(b)	Tax Consequences	A - 24
(c)	Forfeiture	A - 24

Section 14.	Unfunded Plan	A - 24

A - iii

OBAGI MEDICAL PRODUCTS, INC.
2005 STOCK INCENTIVE PLAN

Section 1.      Purpose

The purpose of the Plan is to promote the interests of the Company and its stockholders by aiding the Company in attracting and retaining employees, officers, consultants, independent contractors and directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to afford such persons an opportunity to acquire a proprietary interest in the Company.

Section 2.      Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)   “ Affiliate ” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(b)   “ Applicable Laws ” means the requirements relating to the administration of stock option and stock award plans under U.S. federal and state laws, the Code, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Stock to the extent provided under the terms of the Company’s agreement with such exchange or quotation system and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are, or will be, granted under the Plan, the laws of such jurisdiction.

(c)   “ Award ” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent, Other Stock Grant, Other Stock-Based Award or Cash Award granted under the Plan.

(d)   “ Award Agreement ” shall mean any written, including electronic, agreement, contract or other instrument or document evidencing any Award granted under the Plan.  Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(e)   “ Board ” shall mean the Board of Directors of the Company.

(f)    “ Cause ” for Termination of Employment shall mean (i) the willful and continued failure by Participant substantially to perform his or her duties and obligations to the Company (other than any such failure resulting from his or her incapacity due to physical or mental illness), (ii) Participant’s conviction or plea bargain of any felony or gross misdemeanor involving moral turpitude, fraud or misappropriation of funds, (iii) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company, or (iv) the willful engaging by Participant in misconduct which causes substantial injury to the Company or its affiliates, its other employees or the employees of its affiliates or its clients or the clients of its affiliates, whether monetarily or otherwise.  For purposes of this paragraph, no action or failure to act on Participant’s part shall be considered “ willful ” unless done or omitted to be done, by Participant in bad faith and without reasonable belief that his or her action or omission was in the best interests of the Company.

(g)   “ Cash Award ” means a bonus opportunity awarded under Section 6(h) pursuant to which a Participant may become entitled to receive an amount based on the satisfaction of such performance criteria as are specified in the agreement or other documents evidencing the Award.

(h)   “ Change in Control ” means any of the following, unless the Committee provides otherwise:

(i)            the acquisition by any person, entity or “ group ,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than the Company or any of its Affiliates, or any employee benefit plan of the Company or one or more of its Affiliates, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either the then outstanding Shares or the combined voting power of the Company’s then outstanding voting securities in a transaction or series of transactions;

(ii)           individuals who constitute members of the Board of Directors of the Company before an election (the “ Continuing Directors ”) cease for any reason to constitute at least a majority thereof after an election, provided that any person becoming a Director whose nomination for election was approved in advance by a vote of at least three-quarters of the Continuing Directors (other than a nomination of an individual whose initial assumption of office is in connection with an actual or threatened solicitation with respect to the election or removal of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be deemed to be a Continuing Director;

(iii)          the closing of a reorganization, merger, consolidation, liquidation or dissolution of the Company or of the sale (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

(iv)          the first purchase under any tender offer or exchange offer of 50% or more of the then outstanding Shares of the Company, other than an offer by the Company or any of its Affiliates pursuant to which Shares are purchased.

(i)    “ Code ” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(j)    “ Committee ” shall mean a committee of Directors designated by the Board to administer the Plan, which shall initially be the Company’s compensation committee.  If, at any time, either Rule 16b-3 or section 162(m) of the Code applies to the Company, (a) the Committee shall to the extent practicable consist of at least the minimum number of directors of the Company necessary for Awards to satisfy the requirements of Rule 16b-3 and section 162(m) of the Code and (b) each director of the Company appointed to the Committee shall to the extent practicable be a “non-employee director” (within the meaning of Rule 16b-3) and an “outside director” (within the meaning of section 162(m) of the Code).  In addition, at such time as the Company is subject to Nasdaq or other stock exchange listing requirements, the Committee shall to the extent practicable be constituted in a manner that complies with all such Nasdaq or other stock exchange listing requirements.  The Committee may from time to time delegate certain of its powers to a subcommittee or other persons permitted under Applicable Law and the Company’s charter documents to take such actions so delegated.

(k)   “ Company ” shall mean Obagi Medical Products, Inc., a Delaware corporation, and any successor corporation.

(l)    “ Director ” shall mean a member of the Board, including any Non-Employee Director.

(m)  “ Dividend Equivalent ” shall mean any right granted under Section 6(e) of the Plan.

(n)   “ Eligible Person ” shall mean any employee, officer, consultant, independent contractor or director providing services to the Company or any Affiliate who the Committee determines to be an Eligible Person.

(o)   “ Exchange Act ” shall mean the Securities Exchange Act of 1934, as amended.

(p)   “ Fair Market Value ” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.  Notwithstanding the foregoing and unless otherwise determined by the Committee, the Fair

Market Value of a Share as of a given date shall be, if the Shares are then listed on the New York Stock Exchange or Nasdaq, the closing sales price of one Share as reported on the New York Stock Exchange or Nasdaq, as the case may be, on such date or, if the New York Stock Exchange or Nasdaq is not open for trading on such date, on the most recent preceding date when it is open for trading.

(q)   “ Incentive Stock Option ” shall mean an option granted under Section 6(a) of the Plan that is intended to qualify as an “incentive stock option” in accordance with the terms of Section 422 of the Code or any successor provision.

(r)    “ Nasdaq ” means the Nasdaq Global Market, the Nasdaq Global Select Market, the Nasdaq Capital Market or any successor or affiliate.

(s)   “ Non-Employee Director ” shall mean any Director who is not also an employee of the Company or an Affiliate within the meaning of Rule 16b-3 and an “outside director” within the meaning of Section 162(m) of the Code.

(t)    “ Non-Qualified Stock Option ” shall mean an option granted under Section 6(a) of the Plan that is not an Incentive Stock Option.

(u)   “ Option ” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(v)   “ Other Stock Grant ” shall mean any right granted under Section 6(f) of the Plan.

(w)  “ Other Stock-Based Award ” shall mean any right granted under Section 6(g) of the Plan.

(x)    “ Participant ” shall mean an Eligible Person designated to be granted an Award under the Plan.

(y)   “ Performance Award ” shall mean any right granted under Section 6(d) of the Plan.

(z)    “ Person ” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

(aa) “ Plan ” shall mean the Obagi Medical Products, Inc. 2005 Stock Incentive Plan, as amended from time to time, the provisions of which are set forth herein.

(bb) “ Qualifying Performance Criteria ” shall have the meaning set forth in Section 6(i)(viii)(B) of the Plan.

(cc) “ Restricted Stock ” shall mean any Share granted under Section 6(c) of the Plan.

(dd) “ Restricted Stock Unit ” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(ee) “ Rule 16b-3 ” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor rule or regulation.

(ff)   “ Securities Act ” shall mean the Securities Act of 1933, as amended.

(gg) “ Share ” or “ Shares ” shall mean a share or shares of common stock, $0.001 par value per share, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(hh) “ Stock Appreciation Right ” shall mean any right granted under Section 6(b) of the Plan.

(ii)   “ Subsidiary ” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

(jj)     “ Termination of Employment ” shall mean ceasing to be an Eligible Person, as determined in the sole discretion of the Committee.  However, for Incentive Stock Option purposes, Termination of Employment will occur when the Participant ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or one of its Subsidiaries. The Committee shall determine whether any corporate transaction, such as a sale or spin-off of a division or business unit, or a joint venture, shall be deemed to result in a Termination of Employment.

(kk) “ Total and Permanent Disability ” shall have the meaning set forth in Section 22(e)(3) of the Code.

Section 3.      Administration

(a)           Power and Authority of the Committee .  The Plan shall be administered by the Committee or the Board and/or their delegates.  Subject to the express provisions of the Plan and to Applicable Law, the Committee shall have full power and authority to:  (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares or amount of cash to be covered by (or the method by which payments or other rights are to be determined in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement and accelerate the vesting and/or exercisability of any Option or waive any restrictions relating to any Award; (vi) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee ( provided , however , that the par value of any Shares and Restricted Stock shall be paid in the form of cash, services rendered, personal property, real property, any other form of consideration permitted by Applicable Law, or a combination thereof prior to their issuance); (viii) interpret and administer the Plan and any instrument or agreement, including an Award Agreement, relating to the Plan; (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (x) adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures, including but not limited to, the Committee is specifically authorized (A) to adopt rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements and (B) to adopt sub-plans and Plan addenda as the Committee deems desirable, to accommodate foreign laws, regulations and practice and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee (or the Board if it chooses to act), may be made at any time and shall be final, conclusive and binding upon any Eligible Person and any holder or beneficiary of any Award.

(b)           Power and Authority of the Board .  Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan.

(c)           Other Administration .  The Board or the Committee may delegate to an authorized officer or officers of the Company the power to approve Awards to persons eligible to receive Awards under the Plan who are not (i) subject to Section 16 of the Exchange Act or (ii) at the time of such approval, “covered employees” under Section 162(m) of the Code or (iii) any other executive officer. In addition, except to the extent prohibited by Applicable Law, the Board or Committee may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it under the Plan.  Such delegation may be revoked at any time.

Section 4.      Shares Available for Awards

(a)           Shares Available .  Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under the Plan shall be 3,000,000.  Shares to be issued under the Plan may be either authorized but unissued Shares or Shares re-acquired and held in treasury.  The authorized Share reserve shall  be reduced by (i) one (1) Share for every one (1) Share subject to an Option or Stock Appreciation Right granted under the Plan and (ii) one and one-half (1.5) Shares for every one (1) Share subject to an Award other than an Option or Stock Appreciation Right. Any Shares (including Shares underlying the affected Award) that are used by a Participant as full or partial payment to the Company of the purchase price relating to an Award, or in connection with the satisfaction of tax obligations relating to an Award, shall again be available for granting Awards (other than Incentive Stock Options) under the Plan.  In addition, if any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan.  Any Share that again becomes available for grant will be added back as (i) one (1) Share if such Share was subject to an Option or Stock Appreciation Right granted under the Plan, and (ii) as one and one-half (1.5) Shares if such Share was subject to an Award other than an Option or Stock Appreciation Right. Notwithstanding the foregoing, the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 1,000,000, subject to adjustment as provided in Section 4(c) of the Plan and subject to the provisions of Section 422 or 424 of the Code or any successor provision.

(b)           Adjustments .  In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company or other similar corporate transaction or event affects the Shares, then the Committee shall, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, in such manner as it may deem equitable, proportionately adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards (including with respect to the Share limit specified in Section 4(d)), (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards and (iii) the purchase price, exercise price or repurchase price with respect to any Award; provided , however , that the number of Shares covered by any Award or to which such Award relates shall always be a whole number.  The adjustments determined by the Committee shall be final, binding and conclusive.  In no event shall any such adjustments be made in connection with the conversion of one or more outstanding shares of the Company’s preferred stock into shares of common stock.

(c)           Award Limitations Under the Plan .  At such time as Section 162(m) of the Code shall become applicable, no Eligible Person may be granted any Award or Awards under the Plan for more than 1,000,000 Shares (subject to adjustment as provided for in Section 4(c) of the Plan to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code), in the aggregate in any taxable year.  The foregoing annual limitation specifically includes the grant of any Award or Awards representing “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

 (d)           Share Reserve .  Notwithstanding any other provision of this Plan to the contrary, to the extent required by Applicable Law, the aggregate number of Shares available for Options and the aggregate number of securities of the Company called for under any bonus or similar award, plan or agreement may not exceed a number of securities that is equal to thirty percent (30%) of the outstanding securities of the Company, unless a higher percentage is approved by at least two-thirds (2/3) of the outstanding securities of the Company entitled to vote.

Section 5.      Eligibility

Any Eligible Person shall be eligible to be designated a Participant.  In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant.  Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a Subsidiary.

Section 6.              Awards

(a)           Options .  The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)            Exercise Price .  The purchase price per Share purchasable under an Option shall be determined by the Committee; provided , however , that such purchase price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option.

(ii)           Option Term .  The term of each Option shall be fixed by the Committee at the time of grant, but may not be more than 10 years from the date of grant (unless a longer term is required by the laws of a jurisdiction other than the U.S.).

(iii)          Time and Method of Exercise .  The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms in which, payment of the exercise price with respect thereto may be made or deemed to have been made, including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price including through any cashless exercise or same-day-sale program authorized by the Company or any other form of consideration and method of payment permitted by the

Committee and Applicable Law.  An Option shall be deemed exercised when the Company receives (A) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option; (B) full payment for the Shares with respect to which the related Option is exercised; and (C) payment of all applicable withholding taxes.

(iv)          Incentive Stock Options .  Incentive Stock Options may be granted only to employees of the Company or a Subsidiary of the Company.  Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of Options which are intended to qualify as Incentive Stock Options; provided, however , that in the event the Plan fails to be approved by the stockholders of the Company within one year of its adoption by the Board as required in Section 10, such Incentive Stock Options shall be deemed to be Non-Qualified Stock Options issued under the Plan:

(A)  The Committee will not grant Incentive Stock Options in which the aggregate Fair Market Value (determined as of the time the option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under this Plan and all other plans of the Company and its Affiliates) shall exceed $100,000.

(B)   All Incentive Stock Options must be granted within ten years from the earlier of the date on which this Plan was adopted by the Board or the date this Plan was approved by the stockholders of the Company.

(C)   Unless sooner exercised, all Incentive Stock Options shall expire and no longer be exercisable no later than 10 years after the date of grant; provided , however , that in the case of a grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Affiliate, such Incentive Stock Option shall expire and no longer be exercisable no later than 5 years from the date of grant.

(D)  The purchase price per Share for an Incentive Stock Option shall be not less than 100% of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option; provided , however , that, in the case of the grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Affiliate, the purchase price per Share purchasable under an Incentive Stock Option shall be not less than 110% of the Fair Market Value of a Share on the date of grant of the Inventive Stock Option.

(E)   Any Incentive Stock Option authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order to qualify the Option as an Incentive Stock Option.

(v)           Effect of Termination of Employment on Options .

(A)  Generally .  Unless otherwise provided for by the Committee or set forth in an Award Agreement or as required by Applicable Law, upon a Participant’s Termination of Employment other than as a result of circumstances described in Sections 6(a)(v)(B), 6(a)(v)(C) and 6(a)(v)(D) below, Participant shall have three months to exercise any outstanding Option granted to such Participant as to Shares subject to the Option that were vested and exercisable as of the date of Participant’s Termination of Employment, but in no event may the Option be exercised after the expiration date of the Option.  If the Participant does not exercise such Option within the time specified for exercise, the Option (to the extent not exercised) shall automatically terminate.

(B)   Disability of Participant .  Unless otherwise provided for by the Committee or set forth in an Award Agreement, upon a Participant’s Termination of Employment as a result of the Participant’s disability in accordance with the Company’s or its Subsidiaries’ policies, all outstanding Options granted to such Participant that were vested and exercisable as of the date of the Participant’s Termination of Employment may be exercised by the Participant until one (1) year following Participant’s Termination of Employment as a result of Participant’s disability, including Total and Permanent Disability; provided, however, that in no event shall an Option be exercisable after the expiration date of such Option.  If the Participant does not exercise such Option within the time specified, the Option (to the extent not exercised) shall automatically terminate.

(C)   Death of Participant .  Unless otherwise provided for by the Committee or set forth in an Award Agreement, upon a Participant’s Termination of Employment as a result of the Participant’s death, all outstanding Options granted to such Participant that were vested and exercisable as of the date of the Participant’s death may be exercised until the earlier of (A) one (1) year following the Participant’s death or (B) the expiration of the term of such Option.  If an Option is held by the Participant when he or she dies, the Option may be exercised, to the extent the Option is vested and exercisable, by the beneficiary designated by the Participant (as provided in Section 6(h)(4) of the Plan), the executor or administrator of the Participant’s estate or, if none, by the person(s) entitled to exercise the Option under the Participant’s will or the laws of descent or distribution.  If the Option is not so exercised within the time specified, such Option (to the extent not exercised) shall automatically terminate.

(D)  Termination for Cause .  In the event of Participant’s Termination of Employment for Cause, any Option (including any exercisable portion thereof) held by such Participant shall immediately terminate in its entirety upon first notification to the Participant of Participant’s Termination of Employment.  If a Participant’s employment or consulting relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights under any Option likewise shall be suspended during the investigation period and the Participant shall have no right to exercise any Option.

(E)   Other Terminations of Employment .  Unless so determined by the Committee, “Termination of Employment” shall not include a change in status from an employee, consultant or Director to another such status.  The Committee may provide in the applicable Award Agreement for different treatment of Options upon Termination of Employment of the Participant than that specified above.

(F)   Leave of Absence .  The Committee shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be tolled during any leave that is not a leave required to be provided to the Participant under Applicable Law.  In the event of military leave, vesting shall toll during any unpaid portion of such leave, provided that, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Options to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave.

(b)           Stock Appreciation Rights .  The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan.  Each Stock Appreciation Right granted under the Plan shall confer on the holder upon exercise the right to receive, as determined by the Committee, cash or a number of Shares equal to the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as determined by the Committee, which grant price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right.  The term of each Stock Appreciation Right shall be fixed by the Committee at the time of grant, but may not be more than 10 years from the date of grant (unless a longer term is required by the laws of a jurisdiction other than the U.S.). Subject to the terms of the Plan, the grant price, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions (including conditions or restrictions on the exercise thereof) of any Stock Appreciation Right shall be as determined by the Committee.

(c)           Restricted Stock and Restricted Stock Units .  The Committee is hereby authorized to grant Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)            Restrictions .  Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, a restriction on or prohibition against the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate.

(ii)           Stock Certificates .  Any Restricted Stock granted under the Plan shall be evidenced by the issuance of a stock certificate or certificates, which shall be held by the Company.  Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the applicable Award Agreement and possible forfeiture of such shares of Restricted Stock.

(iii)          Forfeiture .  Except as otherwise determined by the Committee, upon a Participant’s Termination of Employment during the applicable restriction period, all applicable Shares of Restricted Stock and Restricted Stock Units at such time subject to restriction shall be forfeited and reacquired by the Company; provided , however , that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.

(iv)          Purchase Price .  Restricted Stock and Restricted Stock Units may be issued with or without a purchase price.

(d)           Performance Awards .  The Committee is hereby authorized to grant Performance Awards to Eligible Persons subject to the terms of the Plan.  A Performance Award granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock and Restricted Stock Units), other securities, other Awards or other property and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish.  Subject to the terms of the Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award, the purchase price of the Performance Award, if any, and the means of payment for the Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee.

(e)           Dividend Equivalents .  The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee.  Subject to the terms of the Plan, such Dividend Equivalents may have such terms and conditions as the Committee shall determine.

(f)            Other Stock Grants .  The Committee is hereby authorized, subject to the terms of the Plan, to grant to Eligible Persons Shares without restrictions thereon as are deemed by the Committee to be consistent with the purpose of the Plan.

(g)           Other Stock-Based Awards .  The Committee is hereby authorized to grant to Eligible Persons, subject to the terms of the Plan, such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan.  Shares or other securities delivered pursuant to a purchase right granted under this Section 6(g) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property or any combination thereof), as the Committee shall determine, the value of which consideration, as established by the Committee, shall not be less than 100% of the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

(h)           Cash Awards .  Each Cash Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one (1) year.

(i)            Cash Award .  Each Cash Award shall contain provisions regarding (i) the target and maximum amount payable to the Participant as a Cash Award, (ii) the performance criteria and level of achievement versus these criteria which shall determine the amount of such payment, (iii) the period as to which performance shall be measured for establishing the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Cash Award prior to actual payment, (vi) forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Committee.  The maximum amount payable as a Cash Award may be a multiple of the target amount payable, but the maximum amount payable pursuant to that portion of a Cash Award granted under this Plan for any fiscal year to any Participant that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed $1,000,000.

(ii)           Performance Criteria .  The Committee shall establish the performance criteria and level of achievement versus these criteria which shall determine the target and the minimum and maximum amount payable under a Cash Award, which criteria may be based on financial performance and/or personal performance evaluations.  The Committee may specify the percentage of the target Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.  Notwithstanding anything to the contrary herein, the performance criteria for any portion of a Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure established by the Committee based on one or more Qualifying Performance Criteria selected by the Committee and specified in writing not later than 90 days after the commencement of the period of service to which the performance goals relates, provided that the outcome is substantially uncertain at that time.

(iii)          Timing and Form of Payment .  The Committee shall determine the timing of payment of any Cash Award.  The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit a Participant to elect for the payment of any Cash Award to be deferred to a specified date or event.  The Committee may specify the form of payment of Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Cash Award, or such portion thereof as the Committee may specify, to be paid in whole or in part in cash or other property.

(i)            General .

(i)            Consideration for Awards .  Awards may be granted for no cash consideration or for any cash or other consideration as determined by the Committee and required by Applicable Law.

(ii)           Awards May Be Granted Separately or Together .  Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any plan of the Company or any Affiliate.  Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii)          Forms of Payment under Awards.   Subject to the terms of the Plan, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property or any combination thereof), in each case in accordance with rules and procedures established by the Committee.

(iv)          Limits on Transfer of Awards .  No Award (other than Other Stock Grants) and no right under any such Award shall be transferable by a Participant otherwise than by will or by the laws of descent and distribution and the Company shall not be required to recognize any attempted assignment of such rights by any Participant; provided , however , that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant; provided , further , that, if so determined by the Committee, a Participant may transfer a Non-Qualified Stock Option to any Family Member (as such term is defined in the General Instructions to Form S-8 (or successor to such Instructions or such Form)) at any time that such Participant holds such Option, provided that the Participant may not receive any consideration for such transfer, the Family Member may not make any subsequent transfers other than by will or by the laws of descent and distribution and the Company receives written notice of such transfer, provided , further , that, if so determined by the Committee and except in the case of an Incentive Stock Option, Awards may be transferable as determined by the Committee.  Except as otherwise determined by the Committee, each Award or right under any such Award shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under Applicable Law, by the Participant’s guardian or legal representative.  Except as otherwise determined by the Committee, no Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or other encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(v)           Term of Awards .  Subject to Section 6(a)(iv)(C), the term of each Award shall be for such period as may be determined by the Committee.

(vi)          Restrictions; Securities Exchange Listing .  All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may direct appropriate stop transfer orders and cause other legends to be placed on the certificates for such Shares or other securities to reflect such restrictions.  If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.

(vii)         Repurchase and First Refusal Rights .  Shares issued pursuant to this Plan may be subject to repurchase rights or a right of first refusal with respect to any proposed disposition of such shares as shall be determined by the Committee, and such rights shall be exercisable and shall lapse in accordance with the terms established by the Committee and set forth in the document evidencing such rights.

(viii)        Restrictions and Performance Criteria .

(A)  Generally .  The grant, issuance, retention, vesting and/or settlement of each Award or the Shares subject to the Award may be subject to such performance criteria (including Qualifying Performance Criteria) and level of achievement versus these criteria as the Committee shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Participant. Notwithstanding anything to the contrary herein, the performance criteria for any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be established by the Committee based on one or more Qualifying Performance Criteria selected by the Committee and specified in writing not later than the earlier of (a) ninety (90) days after the commencement of the period of service to which the performance goals relates and (b) the date on which 25% of the performance period has elapsed, provided that the outcome is substantially uncertain at that time.

(B)   Qualifying Performance Criteria .  For purposes of this Plan, the term “Qualifying Performance Criteria ” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average stockholders’ equity; (vii) total stockholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) contract awards or backlog; (xix) overhead or other expense reduction; (xx) growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation (including individual performance objectives that relate to achievement of the Company’s or any business unit’s strategic plan); (xxiii) improvement in workforce diversity, and (xxiv) any other similar criteria. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (A) asset write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; and (E) any gains or losses classified as extraordinary or as discontinued operations in the Company’s financial statements.

(C)   Certification .  Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify the extent to which any Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock).

(D)  Discretionary Adjustments Pursuant to Section 162(m) . Notwithstanding satisfaction of any completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of Shares, Options or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(ix)           Change in Control .  In the event there is a Change in Control of the Company, the Board or Committee may, in its discretion, (i) provide for the assumption or substitution of, or adjustment to, each outstanding Award; (ii) accelerate the vesting of Options and terminate any restrictions on Stock Awards or Cash Awards; and/or (iii) provide for termination of Awards as a result of the Change of Control on such terms and conditions as it deems appropriate, including provide for the cancellation of Awards for a cash payment to the Participant.  For purposes of this Section 6(i)(ix), an Award shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Change in Control, as the case may be, each holder of an Award would be entitled to receive upon exercise of the Award the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of Shares covered by the Award at such time (after giving effect to any adjustments in the number of Shares covered by the Award as provided for in Section 4(c)); provided that if such consideration received in the transaction is not solely common stock of the successor corporation, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the Award to be solely common stock of the successor corporation equal to the Fair Market Value of the per Share consideration received by holders of Common Stock in the transaction.

(x)            Compliance with Section 409A .  Notwithstanding anything to the contrary contained herein, to the extent that the Committee determines that any Award granted under the Plan is subject to Code Section 409A and unless otherwise specified in the applicable Award Agreement, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary for such Award to avoid the consequences described in Code Section 409A(a)(1), and to the maximum extent permitted under Applicable Law (and unless otherwise stated in the applicable Award Agreement), the Plan and the Award Agreements shall be interpreted in a manner that results in their conforming to the requirements of Code Section 409A(a)(2), (3) and (4) and any Department of Treasury or Internal Revenue Service regulations or other interpretive guidance issued under Section 409A (whenever issued, the “ Guidance ”).  Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement provides otherwise, with specific reference to this sentence), to the extent that a Participant holding an Award that constitutes “deferred compensation” under Section 409A and the Guidance is a “specified employee” (also as defined thereunder), no distribution or payment of any amount shall be made before a date that is six months following the date of such Participant’s “separation from service” (as defined in Section 409A and the Guidance) or, if earlier, the date of the Participant’s death.

(xi)           Deferral of Award Benefits .   The Administrator may in its discretion and upon such terms and conditions as it determines appropriate permit one or more Participants whom it selects to (a) defer compensation payable pursuant to the terms of an Award, or (b) defer compensation arising outside the terms of this Plan pursuant to a program that provides for deferred payment in satisfaction of such other compensation amounts through the issuance of one or more Awards.  Any such deferral arrangement shall be evidenced by an Award Agreement in such form as the Administrator shall from time to time establish, and no such deferral arrangement shall be a valid and binding obligation unless evidenced by a fully executed Award Agreement, the form of which the Administrator has approved, including through the Administrator’s establishing a written program (the “Program”) under this Plan to govern the form of Award Agreements participating in such Program.  Any such Award Agreement or Program shall specify the treatment of dividends or dividend equivalent rights (if any) that apply to Awards governed thereby, and shall further provide that any elections governing payment of amounts pursuant to such Program shall be in writing, shall be delivered to the Company or its agent in a form and manner that complies with Code Section 409A and the Guidance, and shall specify the amount to be distributed in settlement of the deferral arrangement, as well as the time and form of such distribution in a manner that complies with Code Section 409A and the Guidance.

Section 7.      California Provisions.

To the extent required by Applicable Laws, the following provisions shall apply to any Option granted to an individual who is eligible to receive such award under the Plan and who resides in the State of California.

(a)           Option Grant Program .  The exercise price per share shall be fixed by the Plan Committee in accordance with the following provisions:

(i)            The exercise price per share applicable to each Option shall not be less than 100% of the Fair Market Value per share of common stock on the date the Option is granted; provided, however , that if the person to whom the Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than 110% of the Fair Market Value per share of common stock on the date the option is granted.  The term of an Option shall not exceed 10 years from the date of grant.  The Participant shall be given a period of time in which to exercise vested Option shares following termination of his or her employment that shall at least equal the minimum periods set forth in Reg. Sec. 260.140.41(g) of the California Securities Regulations.

(ii)           The Committee may not impose a vesting schedule upon any Option grant or the shares of common stock subject to that Option which is more restrictive than 20% per year vesting, with the initial vesting to occur not later than one year after the option grant date.  However, such limitation shall not be applicable to any option grants made to individuals who are officers of the Company, non-employee Board members or independent contractors.

(b)           Financial Information .  The Company shall deliver a balance sheet and an income statement at least annually to each individual holding an outstanding Option or Stock Award, unless such individual is a key Employee whose duties in connection with the Company (or any Parent or Subsidiary) assure such individual access to equivalent information.

Section 8.      Amendment and Termination; Adjustments

(a)           Amendments to the Plan .  The Board may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the stockholders of the Company in the manner and to the extent required by Applicable Law.  In addition, without limiting the foregoing, unless approved by the stockholders of the Company, no such amendment shall be made that would:

(i)            require stockholder approval in order to not violate the rules or regulations of Nasdaq or any other securities exchange that are applicable to the Company;

(ii)           increase the maximum number of Shares for which Awards may be granted under the Plan, other than an increase pursuant to Section 4(c) of the Plan;

(iii)          expand the class of persons eligible to receive Awards under the Plan; or

(iv)          result in a repricing of Options or Stock Appreciation Rights by (x) reducing the exercise price of outstanding Options or the grant price of outstanding Stock Appreciation Rights, or (y) canceling an outstanding Option or Stock Appreciation Right held by a Participant and re-granting to the Participant a new Option or Stock Appreciation Right with a lower exercise or grant price, in either case other than in connection with a change in the Company’s capitalization pursuant to Section 4(c) of the Plan.

(b)           Amendments to Awards .  The Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively.  Except as otherwise provided herein or in an Award Agreement, the Committee may not amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, if such action would (i) adversely affect the rights of the holder of such Award, without the consent of the Participant or holder or beneficiary thereof, or (ii) would require approval of the stockholders of the Company in accordance with Section 8(a) above, unless approved by the stockholders.

(c)           Correction of Defects, Omissions and Inconsistencies .  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 9.      Income Tax Withholding

In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant.  In order to assist a Participant in paying all or a portion of the federal, state, local and foreign taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes (but only to the extent of the minimum amount required to be withheld under Applicable Laws or regulations) or (ii) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes (but only to the extent of the minimum amount required to be withheld under Applicable Laws or regulations).  The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

Section 10.    General Provisions

(a)           No Rights to Awards .  No Eligible Person or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons or holders or beneficiaries of Awards under the Plan.  The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b)           Award Agreements .  No Participant will have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant.

(c)           Plan Provisions Control .  In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or subsequently amended, the terms of the Plan shall control.

(d)           No Rights of Stockholders .  Except with respect to Shares of Restricted Stock as to which the Participant has been granted the right to vote, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to any Shares issuable to such Participant upon the exercise or payment of any Award, in whole or in part, unless and until such Shares have been issued in the name of such Participant or such Participant’s legal representative without restrictions thereto.

(e)           No Limit on Other Compensation Arrangements .  Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(f)            No Right to Employment .  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ, or as giving a director of the Company or an Affiliate the right to continue as a director or an Affiliate of the Company or any Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment at any time, with or without cause.  In addition, the Company or an Affiliate may at any time dismiss a Participant from employment, or terminate the term of a director of the Company or an Affiliate, free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.  Nothing in this Plan shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate.  The Awards granted hereunder shall not form any part of the wages or salary of any Eligible Person for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment.  Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise.  By participating in the Plan, each Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby .

(g)           Governing Law .  The validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award, shall be determined in accordance with the internal laws of the State of Delaware, without giving effect to principals of conflicts of laws.

(h)           Severability .  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to Applicable Laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(i)            Other Benefits .  No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant’s compensation under any compensation-based retirement, disability, or similar plan of the Company unless required by Applicable Law or otherwise provided by such other plan.

(j)            No Fractional Shares .  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(k)           Headings .  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(l)            Section 16 Compliance; Section 162(m) Administration .  The Plan is intended to comply in all respects with Rule 16b-3 or any successor provision, as in effect from time to time, and in all events the Plan shall be construed in accordance with the requirements of Rule 16b-3.

The Board of Directors, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan with respect to persons who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Eligible Persons.  With respect to Options and Stock Appreciation Rights, the Company intends to have the Plan administered in accordance with the requirements for the award of “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

(m)          Conditions Precedent to Issuance of Shares .  Shares shall not be issued pursuant to the exercise or payment of the purchase price relating to an Award unless such exercise or payment and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of Applicable Law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, the requirements of any applicable Stock Exchange and the Delaware General Corporation Law.  As a condition to the exercise or payment of the purchase price relating to such Award, the Company may require that the person exercising or paying the purchase price represent and warrant that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation and warranty is required by law.

Section 11.    Effective Date of the Plan

The Plan shall be effective upon its adoption by the Board, provided , however , that in the event the Plan is not approved by the stockholders of the Company within one year thereafter, the Plan will be terminated and all Awards granted under the Plan will be terminated and deemed null and void, provided , however , that with respect to any Shares (including Shares of Restricted Stock) issued under the Plan prior to such termination, the Plan shall be deemed to be effective.

Section 12.    Term of the Plan

No Award shall be granted under the Plan after ten years from the latest to occur of the date of adoption of the Plan by Board or date of stockholder approval, or the date any amendment to add shares to the Plan is approved by stockholders of the Company or any earlier date of discontinuation or termination established pursuant to Section 7(a) of the Plan.  However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board to amend the Plan, shall extend beyond the termination of the Plan.

[Missing Graphic Reference]

Section 13.    Limitation on Liability

The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other persons as to:

(a)           The Non-Issuance of Shares .  The non-issuance or sale of Shares (including under Section 10(n) above) as to which the Company has been unable, or the Administrator deems it not feasible, to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder.

(b)           Tax Consequences .  Any tax consequence realized by any Participant or other person due to the receipt, vesting, exercise or settlement of any Option or other Award granted hereunder or due to the transfer of any Shares issued hereunder.  The Participant is responsible for, and by accepting an Award under the Plan agrees to bear, all taxes of any nature that are legally imposed upon the Participant in connection with an Award, and the Company does not assume, and will not be liable to any party for, any cost or liability arising in connection with such tax liability legally imposed on the Participant.  In particular, Awards issued under the Plan may be characterized by the Internal Revenue Service (the “ IRS ”) as “deferred compensation” under the Code resulting in additional taxes, including in some cases interest and penalties.  In the event the IRS determines that an Award constitutes deferred compensation under the Code or challenges any good faith characterization made by the Company or any other party of the tax treatment applicable to an Award, the Participant will be responsible for the additional taxes, and interest and penalties, if any, that are determined to apply if such challenge succeeds, and the Company will not reimburse the Participant for the amount of any additional taxes, penalties or interest that result.

(c)           Forfeiture .  The requirement that Participant forfeit an Award, or the benefits received or to be received under an Award, pursuant to any Applicable Law.

Section 14.    Unfunded Plan

Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees who are granted Stock-Based Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company nor the Administrator be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation which may be created by this Plan.

ANNUAL MEETING OF STOCKHOLDERS OF

OBAGI MEDICAL PRODUCTS, INC.

June 8, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.obagi.com/proxy

↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. ↓

20730300000000000000 9 060810

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect seven directors to serve on the Company's Board of Directors until the next annual meeting of stockholders and/or until their successors are duly elected and qualified.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "**FOR ALL EXCEPT**" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

4. In accordance with the discretion of the proxy holders, to transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The Board of Directors recommends a vote **FOR** the nominees listed above and a vote **FOR** proposals 2 and 3. This proxy, when properly executed, will be voted as specified above. **If no specification is made, this proxy will be voted FOR the election of the nominees listed above and FOR proposals 2 and 3.**

This proxy may be revoked by the undersigned at any time, prior to the time it is voted by any of the means described in the accompanying proxy statement.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

OBAGI MEDICAL PRODUCTS, INC.

As an alternative to completing this form, you may enter your vote instruction via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the 2010 Annual Meeting of Shareholders (the "Annual Meeting") of Obagi Medical Products, Inc. (the "Company") and the related proxy statement, and appoints Albert J. Fitzgibbons III and Steven R. Carlson, and either of them, the proxies of the undersigned, with full power of substitution, to vote all shares of common stock of the Company that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting, to be held at the Company's corporate offices located at 3760 Kilroy Airport Way, Suite 620, Long Beach, California 90806, on June 8, 2010 at 10:00 a.m. local time, and at any continuation(s), adjournment(s) or postponement(s) thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side, and in the discretion of the proxies appointed hereto upon such other matters as may come before the meeting.

(Continued and to be signed on the reverse side)

14475